UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.        )

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2012

To the Stockholders of Integra LifeSciences Holdings Corporation:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Meeting”) of Integra LifeSciences Holdings Corporation (the “Company”) will be held as, and for the purposes, set forth below:

TIME	9:00 a.m. local time on Thursday, May 17, 2012

PLACE	Integra LifeSciences Holdings Corporation Corporate Headquarters, 315 Enterprise Drive, Plainsboro, New Jersey 08536

ITEMS OF BUSINESS	1. To elect ten directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2012.

3. To vote on a non-binding resolution to approve the compensation of our named executive officers.

4. To act upon any other matters properly coming before the meeting or any adjournment or postponement thereof.

RECORD DATE	Holders of record of the Company’s common stock at the close of business on March 30, 2012 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 311 Enterprise Drive, Plainsboro, New Jersey.

ANNUAL REPORT	The 2011 Annual Report of Integra LifeSciences Holdings Corporation is being mailed simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.

IMPORTANT	In order to avoid additional soliciting expense to the Company, please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Meeting. If you attend the Meeting and wish to vote your shares in person, arrangements will be made for you to do so.

By order of the Board of Directors,

/s/ Richard D. Gorelick

Richard D. Gorelick
Senior Vice President, General Counsel,
Administration and Secretary

Plainsboro, New Jersey

April 13, 2012

SEC rules changed how shares held in brokerage accounts are voted in director elections. If you do not vote your shares on the Election of Directors, your brokerage firm may not vote them for you; your shares will remain unvoted. Previously, if your brokerage firm did not receive instructions from you, they were permitted to vote your shares for you in director elections.

Therefore, it is very important that you vote your shares for all proposals, including the Election of Directors (Proposal 1) and the non-binding resolution to approve the compensation of our named executive officers (Proposal 3), each of which are viewed as “non-routine” matters for which brokerage firms may not vote for you without your instructions.

i

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2012. The proxy statement and annual report to security holders are available on our internet site at

http://investor.integralife.com/financials.cfm

PURPOSE OF MEETING

We are providing this Proxy Statement to holders of our common stock in connection with the solicitation by the Board of Directors of Integra LifeSciences Holdings Corporation (the “Company”) of proxies to be voted at the Company’s 2012 Annual Meeting of Stockholders (the “Meeting”) and at any adjournments or postponements thereof. The Meeting will begin at 9:00 a.m. local time on Thursday, May 17, 2012 at the Company’s Corporate Headquarters, 315 Enterprise Drive, Plainsboro, New Jersey. We are first mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the form of proxy to stockholders of the Company on or about April 13, 2012.

At the Meeting, we will ask the stockholders of the Company to consider and vote upon:

(i) the election of ten directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified (see “Proposal 1. Election of Directors”);

(ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2012 (see “Proposal 2. Ratification of Independent Registered Public Accounting Firm”); and

(iii) a non-binding resolution to approve the compensation of our named executive officers (see “Proposal 3. Advisory Vote on Executive Compensation”).

We know of no other matters that will be presented for consideration at the Meeting. If any other matters are properly presented at the Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will have authority to vote on such matters in accordance with their best judgment.

RECORD DATE

As of March 30, 2012, the record date for the Meeting, 26,884,071 shares of our common stock were outstanding. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof.

VOTING AND REVOCABILITY OF PROXIES

Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote in person or by proxy on all matters that properly come before the Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Meeting. Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as “present” for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and other nominees have discretionary voting power to vote generally only on routine proposals. At our annual meeting, the only proposal over which brokers will have discretionary authority to vote without having received specific voting instructions from the beneficial owner of the shares is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2012 fiscal year (Proposal 2). In all other instances, brokers and other shareowners of record who serve as nominees for a beneficial owner may not vote on a proposal without having voting instructions from the beneficial owner.

If we fail to obtain a quorum for the Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Meeting to obtain additional proxies or votes with respect to such proposal.

The Board of Directors is soliciting the enclosed proxy for use in connection with the Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with any instructions indicated on such proxies. For Proposals 1, 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Meeting or (c) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Meeting to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Senior Vice President, General Counsel, Administration and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy, and may not revoke their proxy by one of the methods set forth above.

We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees, who will receive no extra compensation for their services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of common stock.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors has nominated ten persons for election as directors who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified: Peter J. Arduini, Thomas J. Baltimore, Jr., Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Neal Moszkowski, Raymond G. Murphy, Christian S. Schade, James M. Sullivan and Anne M. VanLent, each of whom are currently directors of the Company.

If any nominee should be unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board of Directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of the Company. See “Principal Stockholders” for information regarding the security holdings of our director nominees.

PETER J. ARDUINI is the Company’s President and Chief Executive Officer and a director. He joined Integra in November 2010 as President and Chief Operating Officer and was appointed Chief Executive Officer and a director in January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. Mr. Arduini serves on the Board of Directors of ADVAMED, the Advanced Medical Technology Association, and the Board of Directors of the National Italian American Foundation. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management. Mr. Arduini is 47 years old.

THOMAS J. BALTIMORE, JR. has been a director of the Company since March 2007. He serves as President and Chief Executive Officer and a director of RLJ Lodging Trust, a publicly-traded real estate investment trust that invests in hotels. He was President of RLJ Development, LLC (2000 to 2011) which he co-founded. Prior to launching RLJ, he worked at Hilton Hotels Corporation as Vice President, Development and Finance (1999 to 2000) and Vice President, Gaming Development (1997 to 1998). From 1994 to 1996, Mr. Baltimore was Vice President, Business Development for Host Marriott Services (a spinoff entity from Host Marriott Corporation). Mr. Baltimore also worked for Marriott Corporation, holding various positions in the company, including Senior Director and Manager. Prior to his employment with Marriott, Mr. Baltimore was a staff auditor for Price Waterhouse. He also serves as a director for Prudential Financial, Inc., Duke Realty Corporation, the University of Virginia’s Jefferson Scholars Foundation and as a trustee of the University’s Darden School Foundation. Further, he is a member of the Hilton Hotel Corporation Owners’ Advisory Board, Marriot International National Association Board and the American Hotel & Lodging Association Industry Real Estate Finance Advisory Council. He received a B.S. degree from the McIntire School of Commerce at the University of Virginia and an M.B.A. from the Colgate Darden Graduate School of Business Administration at the University of Virginia. Mr. Baltimore is 48 years old.

KEITH BRADLEY, PH.D. has been a director of the Company since 1992. Between 1996 and 2003, he was a director of Highway Insurance plc, an insurance company listed on the London Stock Exchange, and has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard’s Center for Business and Government and a professor of international management and management strategy at the Open University and Cass Business School, U.K. Dr. Bradley has taught at the London School of Economics and was the director of the School’s Business Performance Group for more than six years. He received B.A., M.A. and Ph.D. degrees from British universities. He previously served as a director and chair of North Star Capital Management Limited and GRS Financial Solutions Limited. Dr. Bradley is 67 years old.

RICHARD E. CARUSO, PH.D. founded the Company in 1989 and served as the Company’s Chairman from March 1992 until January 2012 and as a director since March 1992. Dr. Caruso is currently a member of The Provco Group, a venture and real estate investment company, an advisor to Quaker BioVentures, a medical venture capital financial investor, a member of the Board of Directors of Camel City Solar, LLC, a development stage solar energy company, a member of the Board of Directors of Diasome Pharmaceuticals, LLC, a start-up company in which Quaker BioVentures is an investor, and an advisor to NewSpring Capital and ePlanet Ventures II, both diversified venture capital financial investors. Further, he serves as the Chief Executive Officer of Smart Personalized Medicine, LLC and President of Manage RightLite, LLC. Dr. Caruso served as the Company’s Chief Executive Officer from March 1992 to December 1997 and also as the Company’s President from September 1995 to December 1997. From 1969 to 1992, Dr. Caruso was a principal of LFC Financial Corporation, a project finance company, where he was also a director and Executive Vice President. In 2006, Dr. Caruso was named the Ernst and Young National Entrepreneur of the Year for the United States. Dr. Caruso is on the Board of Susquehanna University, The Baum School of Art and the Uncommon Individual Foundation (Founder). He received a B.S. degree from Susquehanna University, an M.S.B.A. degree from Bucknell University, a Ph.D. degree from the London School of Economics, University of London (United Kingdom) and an honorary Ph.D. degree in medical engineering from Drexel University. Dr. Caruso is 68 years old.

STUART M. ESSIG is Integra’s Executive Chairman of the Board of Directors. He has been our Executive Chairman since January 2012. He served as our Chief Executive Officer from December 1997 until January 2012, and our President from December 1997 until November 2010. In addition, he has served as a director since he joined Integra in December 1997. Before joining Integra, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a Managing Director. Mr. Essig had ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Mr. Essig has chaired Audit, Compensation and Nominating and Governance Committees and served on the boards of several NASDAQ and NYSE listed companies ranging in size from several hundred million dollars to more than $15 billion in market capitalization. Mr. Essig currently serves on the Board of Directors of St. Jude Medical Corporation. From March 2005 until August 2008, he served on the Board of Directors of Zimmer Holdings, Inc., and from 1998 to 2002 he served on the Board of Directors of Vital Signs, Inc. Mr. Essig has also served on the executive committee, nominating and governance committee and as treasurer of ADVAMED, the Advanced Medical Technology Association. Mr. Essig is also involved in several non-profit charitable organizations, including from time to time having served on the boards of such organizations. Mr. Essig received an A.B. degree, and graduated with magna cum laude honors from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and a Ph.D. degree in Financial Economics from the University of Chicago, Graduate School of Business. Mr. Essig is 50 years old.

NEAL MOSZKOWSKI has been a director of the Company since 2006. He previously served as a director of the Company from March 1999 to May 2005. He has been the Co-Chief Executive Officer of TowerBrook Capital Partners LP, an investment management firm, since 2005. Prior to joining TowerBrook, Mr. Moszkowski was Managing Director and Co-Head of Soros Private Equity, the private equity investment business of Soros Fund Management LLC, where he served since August 1998. From August 1993 to August 1998, Mr. Moszkowski worked for Goldman, Sachs & Co. and affiliates, where he served as Vice President and Executive Director in the Principal Investment Area. Mr. Moszkowski also currently serves as a director of several privately owned companies. Mr. Moszkowski earned his B.A. with magna cum laude honors in Economics and History from Amherst College in 1988. In addition, he received his M.B.A. from the Stanford University Graduate School of Business in 1993. Mr. Moszkowski is 46 years old.

RAYMOND G. MURPHY has been a director of the Company since April 2009. Between 2004 and 2008, he was Senior Vice President & Treasurer of Time Warner, Inc., responsible for all U.S. and international corporate finance, project (real estate and film) finance, cash management, foreign exchange and interest rate risk management, public debt and equity financing, real estate financing, securitization financing, banking relationships and financings, and relationships with rating agencies, as well as corporate-wide real estate activities and the property/casualty risk management program. Between 2001 and 2004, he was Vice President & Treasurer of Time Warner Inc. From 1999 until 2001, he was Senior Vice President & Treasurer of America Online, Inc. Between 1993 and 1999, he was Senior Vice President, Finance & Treasurer of Marriott International, Inc. Prior to Marriott, he held executive positions at Manor Care, Inc., Ryder System Inc. and W R Grace & Company. Since 2005, he has been a member of the Finance Committee of The Advertising Council Inc. and from 2007 until 2009, he served as Chair of such committee. Between 2004 and 2009, he served on the Board of Directors of The Advertising Council, Inc. and between 2007 and 2009, he served on its Executive Committee. He received a B.S. from Villanova University and an M.B.A. from Columbia University Graduate School of Business. Mr. Murphy is 64 years old.

CHRISTIAN S. SCHADE has been a director of the Company since 2006. He has been Executive Vice President and Chief Financial Officer of Omthera Pharmaceuticals, Inc. since September 2011. Omthera is a privately-held, emerging specialty pharmaceuticals company focusing on the clinical development of new therapies for dyslipidemia. From April 2010 to September 2011, Mr. Schade served as Executive Vice President and Chief Financial Officer at NRG Energy, a NYSE listed, S&P 500 wholesale power generation company based in Princeton, NJ. While there, he was responsible for corporate financial functions, including Treasury, Accounting, Tax, Risk, Credit Management and Insurance. Prior to joining NRG, he was Senior Vice President Administration and Chief Financial Officer at Medarex Inc., a NASDAQ listed, Princeton-based biopharmaceutical company. He also helped Medarex to grow to become a leading pharmaceutical development company, raising capital through a series of public capital market and asset monetization transactions. While there, he also oversaw the manufacturing of multiple development/clinical programs and was responsible for the business development team. Before joining Medarex in 2000, Mr. Schade served as Managing Director at Merrill Lynch in London, where he was head of the European Corporate Funding Group and was responsible for certain capital markets activities of Merrill Lynch’s European corporate clients. He also held various corporate finance and capital markets positions in New York and London for both Merrill Lynch and JP Morgan Chase & Co. Mr. Schade currently serves as Chair of the Board of Trustees at Princeton Academy School. Mr. Schade received an A.B. degree from Princeton University, and received an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Schade is 51 years old.

JAMES M. SULLIVAN has been a director of the Company since 1992. He is a Co-Founder of, and currently the Principal Advisor to, the Clover Investment Group. Between 1986 and April 2009, he held several positions with Marriott International, Inc. (and its predecessor, Marriott Corp.), including Vice President of Mergers and Acquisitions and Executive Vice President of Lodging Development. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenly Enterprises, Inc., a privately held company operating 105 restaurants. Prior to 1983, he held senior management positions with Marriott Corp., Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. and served as a director of Classic Vacation Group, Inc. until its acquisition by Expedia, Inc. in March 2002. Mr. Sullivan received a B.S. degree in Accounting from Boston College and an M.B.A. degree from the University of Connecticut. Mr. Sullivan is 68 years old.

ANNE M. VANLENT has been a director of the Company since 2004. She is currently President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. Ms. VanLent had been Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly traded pharmaceutical company that develops and markets prescription dermatology products, from May 2002 through April 2008. From July 1997 to October 2001, she was the Executive Vice President — Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. From 1985 to 1993, she served as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a publicly-traded biopharmaceutical company. Ms. VanLent also currently serves as a director and chair of the audit committee for Tranzyme Pharma, Inc., a NASDAQ-listed company. She was a director and chair of the audit committee of Penwest Pharmaceuticals Co., also a NASDAQ-listed company, until its sale to Endo Pharmaceuticals in the fall of 2010. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College. Ms. VanLent is 64 years old.

Required Vote for Approval and Recommendation of the Board of Directors

Directors are to be elected by the majority of the votes cast with respect to that director in uncontested elections. Thus, the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” the election of each nominee for director.

INFORMATION CONCERNING MEETINGS, EXECUTIVE SESSIONS AND CERTAIN COMMITTEES

The Board of Directors held five regularly scheduled and two special meetings during 2011. The Company’s independent directors meet at least twice a year in executive session without management present. The Board of Directors has determined that all of the Company’s directors, except for Messrs. Arduini and Essig, are independent, as defined by the applicable NASDAQ Stock Market listing standards and the rules of the Securities and Exchange Commission. In making this decision with respect to Dr. Caruso, the Board of Directors considered that the Company leases certain production equipment from an entity controlled by Dr. Caruso and leases a manufacturing facility that is 50% owned by a subsidiary of Provco Industries. Provco’s stockholders are trusts whose beneficiaries include the children of Dr. Caruso. Dr. Caruso is the President of Provco. In making this determination with respect to Dr. Caruso and Mr. Moszkowski, the Board of Directors considered that Dr. Caruso, Mr. Essig and Mr. Henneman, our Executive Vice President, Finance and Administration, and Chief Financial Officer, are limited partners in private equity funds managed by TowerBrook Capital Partners, LP, of which Mr. Moszkowski serves as co-chief executive officer, and concluded that such investments do not affect the independence of Dr. Caruso and Mr. Moszkowski. In making this determination with respect to Mr. Moszkowski, the Board of Directors also considered (i) that Mr. Essig serves without compensation on the Management Advisory Board of TowerBrook Capital Partners, LP and concluded that such relationship does not affect the independence of Mr. Moszkowski and (ii) that the Company pays insurance premiums to IronShore (of which TowerBrook Investors II (one of the TowerBrook funds) has an approximately 8% interest) for insurance policies obtained through a competitive bidding process and for which Mr. Moszkowski receives no compensation, and concluded that such relationship does not affect the independence of Mr. Moszkowski.

The Company has standing Audit, Nominating and Corporate Governance, and Compensation Committees of its Board of Directors. Each committee operates pursuant to a written charter. Copies of these charters are available on our website at www.integralife.com through the “Investors Relations” link under the heading “Corporate Governance.” During 2011, each incumbent director attended in person or by teleconference at least 75% of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which he or she served.

Audit Committee.    The members of the Audit Committee are Ms. VanLent (chair), Mr. Murphy, Mr. Schade and Mr. Sullivan. The Committee met five times in 2011. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the rules of the Securities and Exchange Commission and the applicable NASDAQ Stock Market listing standards. The Board of Directors has also determined that Ms. VanLent, Mr. Murphy, Mr. Schade and Mr. Sullivan are “audit committee financial experts,” as defined under Item 407(d) of Regulation S-K, and that each of them is “financially sophisticated” in accordance with NASDAQ Stock Market listing standards.

Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee are Dr. Bradley, Mr. Moszkowski and Mr. Sullivan (chair). The Committee met six times in 2011. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in the identification of qualified candidates to become directors, the selection of nominees for election as directors at the stockholders meeting, the selection of candidates to fill any vacancies on the Board of Directors, the development and recommendation to the Board of Directors of a set of corporate governance guidelines and principles applicable to the Company, the oversight of the evaluation of the Board of Directors and otherwise taking a leadership role in shaping the corporate governance of the Company. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as defined by the applicable NASDAQ Stock Market listing standards.

When considering a candidate for nomination as a director, the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the candidate’s personal and professional integrity, ethics and values, experience in corporate management and a general understanding of sales, marketing, finance, operations, compliance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the Company’s business, and practical and mature business judgment, including the ability to make independent analytical inquiries. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders that it does to other new nominees. In addition, for candidates who are currently serving as directors, the Committee considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee does not have a formal policy on diversity. However, both the Nominating and Corporate Governance Committee and the Board of Directors evaluate each individual candidate for nomination as a director in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment using its diversity of experience and background. The Nominating and Corporate Governance Committee and the Board consider a broad range of experience and attributes for this purpose.

The Nominating and Corporate Governance Committee will consider stockholder-nominated candidates for director, provided that the nominating stockholder identifies the candidate’s principal occupation or employment, the number of shares of the Company’s common stock that such candidate beneficially owns, a description of all arrangements or understandings between the nominating stockholder and such candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data, qualifications and information regarding any relationships between the candidate and the Company within the past three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under our Bylaws.

A stockholder’s recommendation must also set forth the name and address, as they appear on the Company’s books, of the stockholder making such recommendation, the class and number of shares of the Company’s common stock that the stockholder beneficially owns and the date the stockholder acquired such shares, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act or under our Bylaws, in its capacity as a proponent of a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected. Recommendations for candidates to the Board of Directors must be submitted in writing to Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Senior Vice President, General Counsel, Administration and Secretary.

Compensation Committee.    The members of the Compensation Committee are Dr. Bradley (chair), Mr. Baltimore and Mr. Moszkowski. The Committee met nine times in 2011. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of equity awards, for executive officers of the Company. The Compensation Committee also administers the Company’s 2000 Equity Incentive Plan, the Company’s 2001 Equity Incentive Plan, the Company’s 2003 Equity Incentive Plan, the Company’s 1998 Stock Option Plan (which expired in February 2008), the Company’s 1999 Stock Option Plan (which expired in February 2009) and the Company’s Employee Stock Purchase Plan (collectively, the “Approved Plans”). Each member of the Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

The Compensation Committee may delegate any or all of its responsibilities, except that it shall not delegate its responsibilities regarding (i) the annual review and approval of all elements of compensation of executive officers, (ii) the management, review and approval of annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans, (iii) any matters that involve executive officer compensation or (iv) any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the 1934 Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of the Chief Executive Officer. The authority to grant equity to executive officers, employees who are, or could be, a “covered employee” within the meaning of Section 162(m) of the Code or employees whose grants would result in their receiving more than 5,000 shares of common stock during the previous 12 months, however, rests with the Compensation Committee. On an annual basis, the Compensation Committee establishes the aggregate number of awards that the Special Award Committee may make. The Compensation Committee authorized the Special Award Committee to grant a maximum of 300,000 shares of awards during the one-year period beginning May 17, 2011.

The Company’s Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of his direct reports and the other executive officers. As discussed below in “Executive Compensation — Compensation Discussion and Analysis — Annual Review of Compensation,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the Chief Executive Officer.

During 2012, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis, Say on Pay proposal and the Summary of Potential Payments table in this proxy statement, (ii) the design of a bonus program for Mr. Arduini for 2012 and (iii) the burn rate and overhang analysis relating to our equity incentive plans. During 2011, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis and Say on Pay proposal, as well as the Summary of Potential Payments table in the 2011 proxy statement, (ii) a review of the compensation of our top three executive officers, (iii) the extension of the employment agreement with Mr. Essig and (iv) the amended and restated employment agreement for Mr. Arduini. During 2010, the Compensation Committee engaged Towers Watson to advise it in connection with a review of the Company’s 2003 Equity Incentive Plan. In addition, during 2010, the Compensation Committee engaged Towers Watson to advise it in connection with the Company’s employment agreement with Mr. Arduini, the extension of the employment agreement with Mr. Henneman and a review of non-employee director compensation.

DIRECTOR QUALIFICATIONS

As indicated above under “Information Concerning Meetings, Executive Sessions and Certain Committees — Nominating and Corporate Governance Committee,” the Board of Directors has an objective, for its Board membership composition, to assemble a group of directors that can support the business in achieving its goals and represent stockholder interests through the exercise of sound business judgment using its diversity of experience and background. Both the Nominating and Corporate Governance Committee and the Board consider a broad range of diversity for this purpose.

In identifying appropriate candidates to serve as directors, the Board believes that individuals with experience as chief executive officers or chief financial officers have demonstrated leadership skills and experience to provide sound business judgment and insights to assist the Company in addressing the issues that the Company faces. In addition, the Board considers public company experience when evaluating director candidates. While the Board values experience in the medical device or life sciences industries, it also seeks to include a broad range of experiences such as academic, financial and international experience. Further, the Board reviews the overall business acumen and experience of each director and considers how that individual may work together with the rest of the Board in serving the Company and its stockholders. Each of our Board members has particular attributes, skills and experiences that contribute to a well-rounded Board. We describe below the particular experiences, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a member of our Board.

Mr. Arduini has served as our President and Chief Executive Officer and as a director since January 2012. He joined the Company in November 2010 as President and Chief Operating Officer. Before joining the Company, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. The Board greatly values his significant experience and knowledge of the medical device and life sciences industries with a public company, leadership skills, operating international and human resources experience and business acumen.

Mr. Baltimore has been the President and Chief Executive Officer and a director of RLJ Lodging Trust, a publicly-traded real estate investment trust that invests in hotels since 2011. He was formerly the President of RLJ Development, LLC, a privately-held real estate investment company which he co-founded in 2000 and which had almost $2 billion in equity under his management. Prior to that time, he worked at Hilton Hotels and Marriott Corporation holding various leadership positions. Before Marriott, he was a staff auditor for Price Waterhouse. He also serves as a director for Prudential Financial, Duke Realty and the University of Virginia (Darden School and Jefferson Scholars Foundation). The Board believes that his business acumen, leadership skills, leadership and management experience with a public company, business development and financing experience provide valuable insight to the Board.

Dr. Bradley has been a director of the Company since 1992. He has experience as a director of Highway Insurance plc, a company listed on the London Stock Exchange, as well as a consultant to a number of business, government and international organizations and significant international academic experience and outside board and chair experience. Dr. Bradley’s experience and knowledge of the Company, his international business, accounting and executive compensation experience, consulting and teaching background in management and management strategy, as well as outside board experience, enable him to make significant contributions to the Board.

Dr. Caruso founded the Company in 1989 and served as the Company’s Chairman of the Board of Directors from March 1992 until January 2012 and as a director since March 1992. As a result, he has significant experience with, and knowledge of, the Company, its operations, products and history. He currently is a member of The Provco Group, a venture and real estate investment company, and is an advisor to several funds that invest in life sciences companies. The Board believes that it benefits greatly by having a director with significant experience and knowledge of the Company and the medical device and life sciences industries, leadership and risk management skills, product and business development expertise, financing and international experience, business acumen and outside board experience.

As indicated below under “Board Leadership Structure,” Mr. Essig has served as Executive Chairman of the Board of Directors since January 2012 and has been a director since 1997. He served as both President and CEO of the Company from 1997 until 2010 and then as CEO from 2010 to 2012. Prior to joining the Company, he was a managing director at Goldman, Sachs & Co. where he supervised the medical technology practice. In addition, he serves as a board member of St. Jude Medical Corporation, a NYSE-listed company. Previously he served on the board of directors of Zimmer Holdings, Inc., a NYSE-listed medical device company, and ADVAMED, a trade association that represents the medical device industry. Mr. Essig’s significant experience in serving as an investment banker for numerous medical device companies, his finance, business development, management, leadership and risk assessment skills, his knowledge of the Company, and his broad knowledge of, and strategic perspective in, the medical device industry, as well as his manufacturing, compliance, public company and outside board experience, make him a highly valued Chairman of the Board.

Mr. Moszkowski has been Co-Chief Executive Officer of TowerBrook Capital Partners, LP, an investment management firm which manages approximately $5 billion of investments, since 2005. He also served in leadership positions at another private equity investment business and at Goldman, Sachs & Co. and affiliates and as a board member of Wellcare Health Plans, Inc. and Bluefly, Inc., each of which is a public company, and currently serves as a board member of several private companies. The Board greatly values his leadership and risk assessment skills, business acumen, company management, governance and financial, strategic and executive compensation expertise, as well as his outside board experience, including experience with life sciences and medical device companies.

Mr. Murphy was Senior Vice President & Treasurer of Time Warner Inc. between 2004 and 2008. He also served in various other leadership positions at Time Warner and at America Online, Inc., Marriott International, Inc., Manor Care, Inc., Ryder System Inc. and WR Grace & Company. His financial, accounting, treasury, business development and risk management expertise, public company experience, leadership skills and outside board experience enable him to make valuable contributions to the Board.

Mr. Schade has been Executive Vice President and Chief Financial Officer of Omthera Pharmaceuticals, Inc., a privately-held, emerging specialty pharmaceuticals company, since September 2011. Prior to that time, he served as Executive Vice President and Chief Financial Officer of NRG Energy, Inc., a NYSE-listed company, since May 2010. He was formerly the Senior Vice President, Finance and Administration, and Chief Financial Officer of Medarex, Inc., a NASDAQ-listed life sciences company prior to its acquisition by Bristol-Myers Squibb Company. He also served in various other leadership positions at Medarex and Merrill Lynch. The Board greatly values his expertise in corporate management, finance, manufacturing, accounting and human resources, his management, leadership, business development and risk management skills, as well as his international experience and significant knowledge and experience in the life sciences industry with a public company.

Mr. Sullivan has been a director since 1992. He is the Senior Advisor to the Clover Investment Group. He has held several top leadership positions with Marriott International, Inc., Tenly Enterprises, Inc., Marriott Corp., Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heubein, Inc. and was a senior auditor for Arthur Andersen & Co. His experience and knowledge of the Company, financial expertise and experience in corporate management, business development, risk assessment and international business, his background in accounting and auditing, his public company experience with global companies, as well as his outside board experience, are highly valued qualifications.

Ms. VanLent is the President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. Ms. VanLent also served as the Chief Financial Officer of Barrier Therapeutics, Inc., a publicly traded pharmaceutical company, and Executive Vice President of Sarnoff Corporation, a multidisciplinary research and development firm, and as Senior Vice President and Chief Financial Officer of The Lipsome Company, a publicly traded biopharmaceutical company. Her leadership and corporate management skills, her expertise in financial matters, accounting, corporate strategy and compliance expertise, her knowledge of and experience with the life sciences industry, as well as her public company and outside board experience, including serving as a director and chair of the audit committee for Tranzyme Pharma, Inc., a NASDAQ-listed company, make her a highly valued member of the Board.

For additional information on the background and experience of each of our directors, see “Proposal 1. Election of Directors.”

BOARD LEADERSHIP STRUCTURE

The Company currently has ten members of the Board of Directors, who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The current directors are Peter J. Arduini, Thomas J. Baltimore, Jr., Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Neal Moszkowski, Raymond G. Murphy, Christian S. Schade, James M. Sullivan and Anne M. VanLent. All current members of the Board are nominees for election to the Board at the 2012 annual meeting of stockholders.

As indicated above, Mr. Arduini has served as both President and Chief Executive Officer and as a director of the Company since January 2012 and as both President and Chief Operating Officer from November 2010 until January 2012. His position is separate from that of the Executive Chairman of the Board. We view having a separate chairman position as putting the Company in the best position to oversee all executives of the Company and set a pro-shareholder agenda without the management conflicts that a CEO or other executive insiders might face. This, in turn, leads to a more effective board of directors. As a result, we believe that it is a good corporate governance practice to have separate Chairman and Chief Executive Officer positions.

Stuart M. Essig has served as Executive Chairman of the Board of Directors since January 2012 and has been a director since 1997. He served as both President and Chief Executive Officer from 1997 to 2010 and then as CEO from 2010 to 2012. As a result, he has significant experience with, and knowledge of, the Company, its operations, products and history. In addition, he is a significant stockholder of the Company. We believe that we benefit greatly by having a Chairman with significant experience and knowledge of the Company and whose interests are strongly aligned with those of our stockholders.

The Board of Directors appointed Mr. Sullivan Presiding Director, effective as of May 17, 2012. He has been a director since 1992. Accordingly, he has significant experience with, and knowledge of, the Company, its operations, products and history. We believe that we will benefit greatly by having a Presiding Director with significant experience and knowledge of the Company. In addition, the presence of an active and independent Presiding Director ensures independent oversight of the Board of Directors and its responsibilities. Further, we believe that having a separate Presiding Director to, among other things, serve as the primary liaison between the independent directors and the CEO, counsel the CEO on key board governance issues and preside over board meetings if the Chairman of the Board is absent leads to a more effective board of directors.

We believe that the mix of backgrounds, experience, attributes and skills of our directors provides a good balance for the Board composition. See “Director Qualifications” above for a description of the specific experience, qualifications, attributes or skills of each of our directors that the Nominating and Corporate Governance Committee considered relevant in nominating them and “Proposal 1. Election of Directors” for each director’s biographical information.

In addition, we believe that the size of the Board and Board Committees is appropriate, given the size, nature, structure and complexity of the Company.

Accordingly, we believe that our Board leadership structure described above is appropriate at this time.

THE BOARD’S ROLE IN RISK OVERSIGHT

In general, the Board of Directors has overall responsibility for the oversight of risk management at the Company. The Board of Directors has delegated responsibility for the oversight of certain areas of risk management to various Committees of the Board, as described below. Each Board Committee reports to the full Board following each Committee meeting.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of our financial statements. Management meets regularly with the Audit Committee to discuss and review the financial risk management processes. These discussions address compliance with Sarbanes-Oxley (including discussions regarding internal controls and procedures), disclosure controls and procedures and accounting and reporting compliance, as well as tax and treasury matters. Our internal audit team’s responsibilities include providing an annual audit assessment of the Company’s processes and controls, developing an annual audit plan using risk-based methodology, implementing the annual audit plan, coordinating with other control and monitoring functions, issuing periodic reports to the Audit Committee and management summarizing the results of audit activities, assisting with investigations of significant suspected fraudulent activities within the organization and notifying management and the Audit Committee of the results. Management also regularly discusses with the Audit Committee liquidity, capital, funding needs and other financial matters.

The Compensation Committee oversees risk relating to executive compensation programs. The Compensation Committee considers compensation risk during its deliberations on the design of our executive compensation programs with the goal of appropriately balancing short-term objectives and long-term performance without encouraging excessive and unnecessary risk-taking behaviors. Management recently conducted a review and risk assessment of the Company’s 2012 incentive compensation programs (which cover the executive officers and certain other employees in the United States, Australia, Canada, Europe, New Zealand, Asia Pacific and Latin America regions and Puerto Rico) and presented a detailed report to the Board on this subject at its February 2012 meeting. The Compensation Committee reviewed management’s report on the review and assessment of such compensation programs and approved the conclusions that (i) our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior and (ii) we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. See “Risk Assessment Regarding Compensation Policies and Practices” below.

The Nominating and Corporate Governance Committee has oversight of corporate governance matters. These matters include evaluation of the performance of the Board, its Committees and members, as well as establishing policies and procedures for good corporate governance.

Recently, management presented a detailed report to the Board at its February 2012 meeting on the Company’s processes in place for assessing and addressing risks, providing periodic reports on compliance regimens and reporting material information to the Board. This report assisted the Board in its evaluation of the Company’s risk management practices.

Our President and Chief Executive Officer, who functions as our chief risk officer, has responsibility for ensuring that management provides periodic updates to the Board or Board Committees regarding risks in many areas, among them accounting, treasury, information systems, legal, governance, legislative (including reimbursement), general compliance (including sales and marketing compliance), quality, regulatory, corporate development, operations and sales and marketing. Both formal reports and less formal communications derive from a continual flow of communication throughout the Company regarding risk and compliance. We believe that our Board and senior management team promote a culture that actively identifies and manages risk, including effective communication throughout the entire organization and to the Board and Committees.

Our Finance Department and the internal audit team meet with our senior executive team annually to determine whether there is a need to conduct a formal enterprise risk assessment for the Company. This assessment would involve many members of management and solicit management’s views of all the business risks facing the Company. Management would report to, and discuss with, the Board the results of this enterprise risk assessment. This annual discussion, along with our annual processes for creating and reviewing with the Board our strategic plan and our budget, as well as regular processes and communications throughout the Company and periodic updates to the Board and Committees on a broad range of risks, combine to ensure that the Company continually addresses its business risks in a disciplined fashion.

RISK ASSESSMENT REGARDING COMPENSATION POLICIES AND PRACTICES

We recently conducted a risk assessment of our compensation policies and programs, including our executive compensation programs. We reviewed and discussed the findings of the assessment with the Compensation Committee and the full Board of Directors and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s report on the review and assessment of such compensation programs and approved these conclusions.

•	Mix of base salary, annual bonus opportunities and long-term equity compensation;

•	Balance between annual and longer-term performance opportunities;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results, without encouraging excessive or unnecessary risk-taking;

•	Ability to use non-financial and other qualitative performance factors in determining actual compensation payouts;

•	Use of equity awards that vest over time, discouraging excessive or unnecessary risk-taking by senior leadership;

•

Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that as executives accumulate awards over a period of time, they are encouraged to take actions that promote the longer-term sustainability of our business; and

•

Stock ownership guidelines that are reasonable and align the interests of the executive officers with those of our stockholders while discouraging executive officers from focusing on short-term results without regard for longer-term consequences.

In conducting this review, we considered the following attributes of our programs:

Our Compensation Committee considered the risk implications of our compensation practices during its deliberations on the design of our 2012 executive compensation programs, with the goal of appropriately balancing short-term incentives and long-term performance.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS; SHAREHOLDER

COMMUNICATIONS WITH DIRECTORS

It is our policy to encourage our directors to attend the annual meeting of stockholders. Eight of our then-nine incumbent directors attended the 2011 Annual Meeting of Stockholders.

Stockholders may communicate with our Board of Directors, any of its constituent committees or any member thereof by means of a letter addressed to the Board of Directors, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536, Attention: Senior Vice President, General Counsel, Administration and Secretary.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below is the name, age, position and a brief account of the business experience of each of our current executive officers:

Name	Age	Position
Stuart M. Essig	50	Executive Chairman of the Board of Directors (formerly our Chief Executive Officer until January 2012)
Peter J. Arduini	47	President and Chief Executive Officer (formerly our Chief Operating Officer until January 2012)
John B. Henneman, III	50	Executive Vice President, Finance and Administration, and Chief Financial Officer
Judith E. O’Grady	61	Senior Vice President, Regulatory Affairs and Quality Systems, and Corporate Compliance Officer
Jerry E. Corbin	52	Vice President, Corporate Controller and Principal Accounting Officer

STUART M. ESSIG is Integra’s Executive Chairman of the Board of Directors. He has been our Executive Chairman since January 2012. He served as our Chief Executive Officer from December 1997 until January 2012, and our President from December 1997 until November 2010. In addition, he has served as a director since he joined Integra in December 1997. Before joining Integra, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a Managing Director. Mr. Essig had ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Mr. Essig has chaired Audit, Compensation and Nominating and Governance Committees and served on the boards of several NASDAQ and NYSE listed companies ranging in size from several hundred million dollars to more than $15 billion in market capitalization. Mr. Essig currently serves on the Board of Directors of St. Jude Medical Corporation. From March 2005 until August 2008, he served on the Board of Directors of Zimmer Holdings, Inc., and from 1998 to 2002 he served on the Board of Directors of Vital Signs, Inc. Mr. Essig has also served on the executive committee, nominating and governance committee and as treasurer of ADVAMED, the Advanced Medical Technology Association. Mr. Essig is also involved in several non-profit charitable organizations, including from time to time having served on the boards of such organizations. Mr. Essig received an A.B. degree, and graduated with magna cum laude honors from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and a Ph.D. degree in Financial Economics from the University of Chicago, Graduate School of Business.

PETER J. ARDUINI is Integra’s President and Chief Executive Officer and a director. He joined Integra in November 2010 as President and Chief Operating Officer and was appointed Chief Executive Officer and a director in January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter. Prior to joining Baxter in April 2005, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses. Prior to joining General Electric Healthcare, he spent four years with Procter & Gamble in sales and marketing. Mr. Arduini serves on the Board of Directors of ADVAMED, the Advanced Medical Technology Association, and the Board of Directors of the National Italian American Foundation. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management.

JOHN B. HENNEMAN, III is Integra’s Executive Vice President, Finance and Administration, and Chief Financial Officer. He is responsible for the Company’s finance department, including accounting and financial reporting, budgeting, internal audit, tax, and treasury. In addition, he is responsible for information systems, business development, the law department and investor relations. Mr. Henneman has been our Executive Vice President since February 2003, was our Chief Administrative Officer from February 2003 until May 13, 2008 and was Acting Chief Financial Officer from September 6, 2007 until May 13, 2008. Mr. Henneman was our General Counsel from September 1998 until September 2000 and our Senior Vice President, Chief Administrative Officer and Secretary from September 2000 until February 2003. Mr. Henneman received an A.B. degree from Princeton University and a J.D. from the University of Michigan Law School.

JUDITH E. O’GRADY is Integra’s Senior Vice President of Regulatory Affairs and Quality Systems, and Corporate Compliance Officer. Ms. O’Grady joined Integra in 1985. Ms. O’Grady has worked in the areas of medical devices and collagen technology for over 20 years. Prior to joining Integra, Ms. O’Grady worked for Colla-Tec, Inc., a Marion Merrell Dow Company. During her career she has held positions with Surgikos, a Johnson & Johnson Company, and was on the faculty of Boston University College of Nursing and Medical School. Ms. O’Grady led the team that obtained the approval of the Food and Drug Administration (“FDA”) for INTEGRA® Dermal Regeneration Template, the first regenerative product approved by the FDA, and has led teams responsible for approvals of the Company’s other regenerative product lines as well as more than 600 FDA and international submissions. Ms. O’Grady received a B.S. degree from Marquette University and M.S.N. in Nursing from Boston University.

JERRY E. CORBIN is Integra’s Vice President, Corporate Controller and Principal Accounting Officer. Mr. Corbin joined Integra in June 2006. He is responsible for U.S. GAAP and statutory financial reporting, accounting principles and policies and tax accounting. Prior to joining Integra, Mr. Corbin held key finance positions in corporate accounting, sales and marketing and research and development for Sanofi-Aventis and its predecessors from 1989 to 2006. Prior to that, he held management positions with Sigma-Aldrich Corporation and Edward D. Jones & Company and he gained his initial auditing experience with Arthur Andersen & Company. Mr. Corbin received a B.S. degree from Illinois State University and is a certified public accountant.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal year 2011 and has been selected by the Audit Committee to serve in the same capacity for fiscal year 2012. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our Bylaws. We have traditionally submitted this matter to the stockholders and believe that it is good practice to continue to do so.

If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During fiscal year 2011, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax compliance and planning services.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2011	2010
	(In thousands)
Audit Fees	$4,156	$3,424
Audit-Related Fees	108	$35
Total Audit and Audit-Related Fees	$4,264	$3,459
Tax Fees	129	$422
All Other Fees	5	$206
Total Fees	$4,398	$4,087

The nature of the services provided in each of the categories listed above is described below:

Audit Fees — Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, comfort letters, consents and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees — Consists of services related to agreed upon procedures, reports, audits and reviews in connection with acquisitions, accounting consultations in connection with proposed acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees — Consists of tax compliance (review of corporate tax returns, assistance with tax audits and review of the tax treatment for certain expenses) and state, local and international tax planning and consultations with respect to various domestic and international tax planning matters.

All Other Fees — Consists of advisory services relating to the future implementation of a global resource planning system and the licensing of accounting research software.

No other fees were incurred to PricewaterhouseCoopers LLP during 2010 or 2011.

The Audit Committee approved all services and fees described above.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of such services.

Management submits requests for approval in writing to the Audit Committee, which reviews such requests and approves or declines to approve the requests. The Audit Committee’s pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be allowed to make a statement. Additionally, they will be available to respond to appropriate questions from stockholders during the Meeting.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2012. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

The Audit Committee of the Board of Directors has adopted a resolution approving the appointment of PricewaterhouseCoopers LLP. The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012.

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking our stockholders’ advisory vote to approve the compensation of our named executive officers, as described in the “Executive Compensation” section of this proxy statement.

At our annual meeting of stockholders held in May 2011, a substantial majority (approximately 89%) of the shares present or represented by proxy and entitled to vote on the advisory proposal to approve executive compensation were voted in favor of the proposal. The structure, philosophy and peer comparisons remained substantially the same in 2011. The Compensation Committee, therefore, believes that this affirms the stockholders’ support of the Company’s basic approach to executive compensation.

In light of the voting results with respect to the frequency of stockholder votes on executive compensation at the 2011 annual meeting, the Board decided that the Company will hold an advisory vote to approve the compensation of our named executive officers at each annual meeting of stockholders until the next required vote on the frequency of stockholder votes on executive compensation. We currently expect the next stockholder vote to approve the compensation of our named executive officers to occur at the Company’s 2013 annual meeting of stockholders.

As described in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”), our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are crucial to our long-term success. Under these programs, we provide our named executive officers with appropriate objectives and incentives to achieve our business objectives.

We ask that you read the CD&A beginning on page 19 for a detailed discussion of the Company’s compensation programs, decisions of the Compensation Committee for 2011, and the alignment of those programs and decisions with our compensation philosophy.

We are asking our stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following advisory resolution at our 2012 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the say-on-pay vote is advisory, it will not bind the Company, the Compensation Committee or our Board of Directors. That said, we value the opinions of our stockholders, and, accordingly, our Compensation Committee will review the voting results and take them into consideration (among other factors it deems relevant) when making future decisions regarding executive compensation.

Required Vote for Advisory Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote on the proposal is required for advisory approval of this proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for advisory approval and will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends a vote “FOR” the advisory resolution set forth in this Proposal 3, approving the compensation of our named executive officers, as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Summary

This Compensation Discussion and Analysis addresses the compensation philosophy, policies, and programs for our management in general and for our named executive officers. For 2011 our named executive officers were:

•	Stuart M. Essig, our Executive Chairman of the Board of Directors (formerly our Chief Executive Officer until January 2012);

•	Peter J. Arduini, our President and Chief Executive Officer (formerly our Chief Operating Officer until January 2012);

•	John B. Henneman, III, our Executive Vice President, Finance and Administration, and Chief Financial Officer;

•	Judith E. O’Grady, our Senior Vice President, Regulatory Affairs and Quality Systems, and Corporate Compliance Officer; and

•	Jerry E. Corbin, our Vice President, Corporate Controller and Principal Accounting Officer.

The Compensation Committee of our Board of Directors designed, approved, and administers our executive compensation program. The report of the Committee appears following this section.

We design our compensation programs to attract and retain executives capable of (i) leading our Company, which is substantially more complex, international, and diversified in its business than other medical device companies of comparable revenues, and (ii) growing our Company more rapidly than industry peers, consistent with our long-term objective to become one of the leading surgical products companies in the world. The result is that we compete for managerial talent with much larger companies, and expect to continue to do so in the future.

In line with our requirement to attract and retain executives capable of running large and complex enterprises, our named executive officers’ total compensation varies based on individual and corporate achievement of both financial and non-financial objectives. (See “Philosophy” below for more detail.) The most important non-financial objective for Stuart Essig in 2011 was the development and execution of a CEO succession plan that would support the Company’s long-term growth objectives. In the recruitment, assessment, mentoring, and ultimate promotion of Peter J. Arduini, Mr. Essig accomplished his most important non-financial objective. The Compensation Committee gave substantial weight to CEO succession considerations in its 2011 decisions, and the compensation awarded to Mr. Essig and Mr. Arduini for 2011 reflect this philosophy, particularly insofar as they promoted continuity and reduced risk during the transition of the role of Chief Executive Officer.

Financially, the Company fell short of its 2011 profitability objective (described below), but nonetheless delivered good results in a commercial context that included an unexpectedly difficult economy in Europe, unprecedented pricing and procedural volume pressure in the U.S. market for spinal implants, and a significantly more challenging regulatory environment in the United States and elsewhere. Financial accomplishments include:

•	Revenues. We reported record total revenue for 2011 of $780.1 million, an increase of $48 million, or 7%, over 2010.

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EBITDA.    We achieved $168.2 million of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding the impact of stock-based compensation expense, which represents a 1% increase from 2010.

•	Cash Flows. We generated $104.3 million in cash flows from operations.

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Favorable Financings.    We extended and improved the terms and improved the pricing of our $600 million revolving credit facility, and issued $230 million of senior convertible notes on very attractive terms.

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Uses of Capital.    We spent $152 million to acquire important new orthopedics businesses in spine and extremities, $38 million in capital expenditures (including to expand our regenerative medicine production capacity), and $83.5 million returning value to our stockholders by repurchasing 1.9 million shares.

The Company’s profitability (measured in EBITDA adjusted for certain items described below) was lower than its objective primarily because of underperformance in Europe and in the U.S. spine business, the expenditure of substantial unbudgeted amounts upgrading quality systems in its manufacturing facilities, and higher manufacturing costs than planned. The Compensation Committee also took these factors and management’s response to them into account in making its determinations.

In light of these considerations, our Compensation Committee decided not to pay cash bonuses for 2011 to our Executive Chairman and our CFO. The Committee did approve a bonus award of $540,000 to Mr. Arduini, the minimum amount required by his employment agreement for 2011, of which $400,000 was paid in cash and $140,000 was paid in RSUs. His agreement does not provide for a minimum bonus for 2012 or subsequent years. See “2011 Employment Agreement and Severance Agreement Matters” and “2010 Employment Agreement Matters.” At Mr. Essig’s request, we did not increase his salary for 2012. Further, at Mr. Henneman’s request, we reduced his 2012 base salary of $550,000 (required by his employment agreement) to his 2011 rate of $525,000. Finally, Mr. Arduini’s salary for 2011 remained the same as it was when we hired him in November 2010. Other compensation decisions are discussed below.

Stock Performance

Our stock performed better than our peers from January 2010 through May 2011, reaching an all-time high of $52.90 per share on May 10, 2011, one week before the Compensation Committee determined to grant Mr. Essig’s May 2011 restricted stock unit award. From that point until late October our stock traded generally in line with other surgical products companies, which to some degree fell out of favor as a sector during that period. In late October, however, our stock fell more than 25% over three trading days after we reported our third quarter financial results, provided our guidance for the remainder of 2011, and disclosed that the United States Food and Drug Administration had issued significant observations following an inspection of our Plainsboro, New Jersey manufacturing facility and that we would incur substantial expenses remediating those observations. Accordingly, our stock price performed worse than our peers during the last two months of 2011. We believe that the underperformance of our stock price at the end of 2011 and in early 2012 primarily reflects the specific uncertainty around the Plainsboro facility, and that as we resolve that uncertainty, our stock will again trade in line with our peers. Nevertheless, the final performance of our stock relative to peers in 2011 was disappointing.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

VALUE OF INVESTMENT OF $100 ON DECEMBER 29, 2006

The following line graph and table compare, for the period from December 29, 2006 through December 30, 2011, the yearly change in the cumulative total stockholder return on the Company’s common stock with the cumulative total return of the Nasdaq Stock Market — U.S. Index and the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Index. The graph assumes that the value of the investment in the Company’s common stock and the relevant index was $100 at December 29, 2006 and that all dividends were reinvested. The closing market price of the Company’s common stock on December 30, 2011 was $30.83 per share.

Comparison of Cumulative Total Return among Integra LifeSciences Holdings Corporation,

the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and

Distributors Index, and the Nasdaq Stock Market — U.S. Index

	12/06	12/07	12/08	12/09	12/10	12/11
Integra LifeSciences Holdings Corporation	$100	$98	$84	$87	$111	$72
Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Index	$100	$127	$68	$100	$106	$122
Nasdaq Stock Market — U.S. Index	$100	$108	$66	$95	$113	$114

The graph and table above depict the past performance of the Company’s stock price. The Company neither makes nor endorses any predictions as to future stock performance.

Consistent Revenue Growth

The graph and table below show the Company’s consistent revenue growth from 2007 through 2011.

We highlight below the key elements that the Compensation Committee relied upon to determine our former Chief Executive Officer’s compensation, including his accomplishments, decisions made with respect to our executive compensation programs in 2011 and our compensation policies and those good governance practices we have put in place to assure alignment between our compensation practices and the interests of our shareholders.

Philosophy

We design our compensation programs to attract and retain executives capable of (i) leading our Company, which is substantially more complex, international, and diversified in its business than other medical device companies of comparable revenues, and (ii) growing our Company more rapidly than industry peers, consistent with our long-term objective to become one of the leading surgical products companies in the world. The result is that we compete for managerial talent with much larger companies, consider them our peers for compensation decision-making purposes, and expect to continue to do so in the future.

The ultimate goal of our program is to increase stockholder value by providing executives with appropriate incentives to achieve our business objectives. We seek to achieve this goal through a program that rewards executives for performance, as measured by both financial and non-financial factors, while limiting uncertainty for our customers, stockholders and employees. In 2011, the Compensation Committee addressed these values in part by structuring Mr. Essig’s compensation to motivate him to remain with the Company while the Board was tailoring a succession process that led to the appointment of Mr. Arduini as CEO. The Compensation Committee also considered compensation risk implications during its deliberations on the design of our 2011 executive compensation programs with the goal of appropriately balancing short-term incentives and long-term performance. See “Risk Assessment Regarding Compensation Policies and Practices” below for information regarding our review of our employee compensation programs.

Our use of equity-based awards that vest over time also encourages key executives to remain in our employ. We require our named executive officers to enter into non-competition or other restrictive covenants with us, a practice that we believe limits uncertainty by reducing the possibility of losing them to our closest competitors. We also encourage executives to act as equity owners through our stock ownership guidelines described later in this discussion.

Key Compensation Actions and Decisions in 2011 and 2012

Overview

In 2011, two considerations dominated the Compensation Committee’s deliberations. First, it was imperative that the Company motivate Mr. Essig and Mr. Arduini through an effective transition that would ultimately result in the appointment of Mr. Essig to Executive Chairman and Mr. Arduini to Chief Executive Officer. That consideration resulted in, among other things, the extension of Mr. Essig’s employment agreement in May 2011, along with a related grant of 165,000 restricted stock units (the “May RSUs”). Second, both the Company and its stock price performed better in the first six months of the year (including during the period when the Compensation Committee was considering Mr. Essig’s contract extension and the May RSUs) than in the second half of the year. That consideration resulted in the elimination of cash bonuses for Mr. Essig and Mr. Henneman. Accordingly, the Compensation Committee believes that these factors resulted in the effective execution of Mr. Essig’s most important objective and the Company’s highest priority — a smooth transition in the role of Chief Executive Officer, but also resulted in a high CEO compensation expense relative to the ultimate performance of the Company’s stock price.

Executive Chairman (former Chief Executive Officer) Compensation and Key Accomplishments

Our Compensation Committee, as well as our Board of Directors, reviewed Mr. Essig’s objectives for 2011 and his performance against them served as the basis for our Compensation Committee’s decisions regarding Mr. Essig’s compensation.

As his most important objective, Mr. Essig led our search for a Chief Operating Officer, resulting in the hiring in 2010 of Mr. Arduini, a well-qualified candidate with more than two decades of significant operating experience within the medical device industry. Mr. Essig then worked closely with Mr. Arduini for more than a year until Mr. Arduini’s appointment as President and Chief Executive Officer, effective as of January 3, 2012. As noted above, the Compensation Committee gave substantial weight to CEO succession planning considerations in its 2011 compensation decisions, particularly including the extension of Mr. Essig’s contract in May 2011 and the grant of the May RSUs.

In addition, Mr. Essig had substantive business objectives, including with regard to adjusted EBITDA, strategic planning and acquisitions.

We had record revenue performance in 2011, despite the challenging economic and regulatory environment. The Company reported total revenue for 2011 of $780.1 million, reflecting an increase of $48 million, or 7%, over 2010.

Although the Company achieved adjusted EBITDA (excluding stock-based compensation) of $168.2 million, which represents a 1% increase from 2010, the Company did not achieve its goal of $174-184 million (excluding the impact of stock-based compensation expense).

The Company completed two substantial acquisitions in its core orthopedics business, an important accomplishment in its strategy to become a major competitor in the fields of extremities and spine surgery.

The Company extended the duration and lowered the cost of its capital with two complex and substantial financings in 2011. These financings limit the Company’s uncertainty (a central tenet of our philosophy) and facilitate the execution of the Company’s substantive strategy, which requires substantial capital.

Mr. Essig achieved his objective of delivering a five-year strategic plan to generate minimum revenue growth of 6-9% per year and minimum adjusted earnings per share growth of 9-12%.

In light of Mr. Essig’s performance and the timing of the Compensation Committee’s decisions in the context of the CEO transition, Mr. Essig’s compensation for 2011 reflects both the extension of his contract and the grant of the May RSUs to induce him to facilitate the transition and the underperformance of the Company’s business in the second half of the year. Accordingly, we did not grant Mr. Essig a cash bonus for 2011. For 2011, we increased Mr. Essig’s salary the minimum required under his employment agreement, to $750,000. In addition, we granted Mr. Essig 75,000 contract stock/units, also the minimum amount provided by his employment agreement, as his annual equity award for 2011. Finally, we note that the May RSUs declined in value by approximately $3.3 million by December 31, 2011, resulting in a substantially lower realized compensation to Mr. Essig than is reflected in the Company’s financial statements.

Other Considerations Concerning the Executive Chairman’s Compensation

In addition to the foregoing, there are other considerations that influenced the Compensation Committee’s decisions concerning Mr. Essig’s compensation for 2011.

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History of Stockholder Support.    Mr. Essig’s 2011 salary and his bonus and annual equity award opportunity for 2011 performance are roughly in line with prior years, including 2010, for which a substantial majority (approximately 89%) of the shares present or represented by proxy and entitled to vote on the advisory proposal to approve executive compensation, including Mr. Essig’s compensation, were voted in favor.

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Competitive Considerations.    Mr. Essig’s compensation significantly exceeded the compensation paid to any of our other named executive officers for 2011 for numerous reasons, including (i) Mr. Essig has had, and continues to have, employment alternatives during his career that have paid, and offer, significant compensation, (ii) chief executive officers are recruited from a distinct group of candidates who are paid higher than those in other positions, and (iii) the Chief Executive Officer’s responsibilities and obligations at the Company were significantly greater than those of the other named executive officers.

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Alignment with the Interests of the Stockholders.     Mr. Essig’s compensation is mostly equity-based, thereby aligning his interests with those of our stockholders. When the Company’s share price declines as it did in the second half of 2011, Mr. Essig’s realized compensation is effectively much less than the amounts reflected in the financial statements. As shown in the Nonqualified Deferred Compensation table of this proxy statement, the value of his nonqualified deferred compensation decreased during 2011 by approximately $23.4 million.

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Long-Term Leadership.    Mr. Essig has hired, developed and mentored numerous executives, including our new Chief Executive Officer and our Chief Financial Officer. While he was Chief Executive Officer, the Company grew from approximately $15 million in annual revenues to approximately $780 million. Mr. Essig also maintains an active and visible position in the medical device industry which gives the interests of the Company greater prominence than they would otherwise have.

Other Compensation Actions and Decisions in 2011 and 2012

The Compensation Committee took other decisions and actions in 2011 and 2012.

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Cash Bonus Decisions for Certain Executive Officers.    Because of the performance of the Company in 2011, our Compensation Committee decided not to pay cash bonuses for 2011 to our Executive Chairman and Chief Financial Officer. The Committee did approve a bonus award of $540,000 to Mr. Arduini, the minimum amount required by his employment agreement for 2011, of which $400,000 was paid in cash and $140,000 was paid in RSUs. Mr Arduini’s original employment agreement provided for a target annual bonus equal to 90% of his base salary for 2011. His agreement does not provide for a minimum bonus for 2012 or subsequent years. See “2011 Employment Agreement and Severance Agreement Matters” and “2010 Employment Agreement Matters.” Mr. Arduini’s employment agreement was negotiated in October 2010, at a time when the Company’s financial performance was strong and the Company was recruiting Mr. Arduini from his prior employer, Baxter International. Mr. Arduini’s agreement does not provide for any minimum bonus amounts for 2012 or subsequent years.

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No 2012 Salary Increases for Certain Executive Officers.    At Mr. Essig’s request, we did not increase his salary for 2012 as required by his employment agreement. At Mr. Henneman’s request, we reduced Mr. Henneman’s 2012 base salary of $550,000 (as provided by his employment agreement) to his 2011 salary rate of $525,000. Mr. Arduini’s salary in 2011 remained the same as it was when we hired him in November 2010 until his promotion to the CEO position in January 2012.

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Cap on Executive Bonuses.    In October 2011, our Compensation Committee adopted a policy to limit the amount of any annual bonus awarded to any executive officer to no more than 150% of the related target award, commencing with bonuses for 2011. Historically, we have not paid our named executive officers bonuses in excess of their target amount.

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Increased Stock Ownership Guidelines.    In 2012, we increased our stock ownership guidelines for our Chief Executive Officer from two times salary to five times salary, established those same guidelines for our new Executive Chairman position, and increased the guidelines from one times salary to two times salary for our Chief Financial Officer.

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Competitive Pay Practices.    The Compensation Committee engaged Towers Watson to provide guidance in providing competitive market data on the compensation of chief executive officers, chief financial officers and chief operating officers in the medical device industry. As discussed above, the Company is more complex and diversified than any other medical device company of comparable revenues, so we increasingly recruit our executives from much larger companies. Mr. Arduini, for example, came to us from Baxter International Inc., having run a division with $4.8 billion in annual revenues. We therefore accord greater weight to the compensation paid by larger peers than other companies our size.

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Revised Compensation Committee Charter to Include Appropriate Risk Assessment and Stockholder Advice.    In 2011, we revised our Compensation Committee Charter to emphasize the Compensation Committee’s responsibility to ensure that our executive compensation programs are designed with an appropriate balance of risk and reward in relation to the Company’s brand promise to limit uncertainty and overall business strategy. We do not encourage excessive risk-taking behavior. Pursuant to the revised charter, the Compensation Committee, at least annually, will review and approve an annual risk assessment of our compensation policies and practices. In addition, the revised charter provides that the Committee will take into account the results of the stockholder advisory votes on executive compensation (among other factors it deems relevant) in determining company policies and decisions for the executive officers. Last year, approximately 89% of the shares present or represented by proxy and entitled to vote on the advisory proposal to approve executive compensation were voted in favor of the proposal.

Summary of Policies Contributing to Good Governance Practices

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Equity Awards.    We include equity as a primary component of our compensation program. Our use of equity awards allows us to retain and attract highly qualified executives. In addition, the use of equity awards as a component of compensation directly ties each of our key executives’ performance to the performance of our stock and thus aligns their interests with the interests of our stockholders.

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Risk Management.    Integra limits uncertainty. We have a strong risk management program with specific responsibilities assigned to management, the Board and the Board’s committees. We review how the company assesses, addresses and reports risks annually with the Board.

•	Annual Election of Directors. We hold elections for all of the members of our board every year.

•	Separation of Board Chair and Chief Executive Officer Positions. We have operated with these roles separated for over fourteen years.

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Appointment of Presiding Director.    The Board established the position of Presiding Director and appointed James M. Sullivan, the Chairman of our Nominating and Corporate Governance Committee, to that position, effective as of May 17, 2012. (See “Board Leadership Structure.”)

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Cap on Bonuses.    We limit the amount of any annual bonus awarded to any executive officer to no more than 150% of the related target award. Historically, we have not paid our named executive officers bonuses in excess of their target amount.

•	Meetings of Independent Board Members. Our independent Board members meet regularly in executive session without management present.

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Stock Ownership.    In order to align our executive officers’ interests more closely with those of our stockholders, they must meet stock ownership guidelines, described below. We increased our stock ownership guidelines for our Chief Executive Officer from two times salary to five times salary, established that same goal for our new Executive Chairman position and increased the guidelines from one times salary to two times salary for our Chief Financial Officer. Each executive officer has exceeded his/her applicable stock ownership goal. Mr. Essig holds a significant amount of our equity. (See the “Principal Stockholders” table for additional information.)

•	Independent Compensation Consultant. Our Compensation Committee uses the services of an independent consultant that does not perform services for management.

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Holding Period.    Although we do not have a formal policy requiring executives to hold stock for a specified period following the applicable vesting period, a significant amount of Mr. Essig’s compensation (including all of his annual equity awards granted since 2008), Mr. Arduini’s compensation and Mr. Henneman’s compensation provide for the deferral of the payment of shares until six months following separation of service.

•	No SERP. We do not offer supplemental executive retirement programs to our executives.

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Change in Control Agreements are Governed by Double Trigger Arrangements.    All change in control provisions in our employment and severance agreements for executives require a termination of employment in addition to a change in control of the Company before triggering change in control benefits.

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No Excise Tax Gross-Ups in New or Amended Employment Agreements.    We did not provide for any tax gross-up provisions in the 2010 employment agreement or the 2011 amended and restated employment agreement for Mr. Arduini, our new President and Chief Executive Officer. In addition, when we extended the employment agreement for our Chief Financial Officer in 2010, we removed the tax gross-up provisions. Currently, only the employment agreement with our Executive Chairman provides for an excise tax gross-up.

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No Significant Perquisites Offered.    We provide our named executive officers with limited perquisites. Our executives participate in broad-based Company-sponsored benefits programs on the same basis as other full-time employees. We provided an allowance for certain relocation expenses (but no home buyout) and reimbursement of certain commuting and legal expenses in the 2010 employment agreement (and legal expenses in the 2011 amended and restated agreement) for Mr. Arduini to help offset some of the costs incurred as a result of his hiring, relocation and promotion. (See “2010 Employment Agreement Matters” and “2011 Employment Agreement and Severance Matters” below.)

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Pre-Clearance of Executive Officer Transactions Involving our Common Stock.    Before an executive officer may initiate a transaction involving our common stock, we require that our law department clear the transaction.

Role of Stockholder Advisory Vote on Executive Compensation

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation. Although this annual advisory vote is non-binding, the Compensation Committee has considered and will continue to consider, the outcome of the annual advisory vote on executive compensation each year when making compensation decisions for our executive officers. At our annual meeting of stockholders held in May 2011, a substantial majority (approximately 89%) of the shares present or represented by proxy and entitled to vote on the advisory proposal on executive compensation were voted in favor of the proposal. In view of the strong support that our executive compensation program received from our stockholders at the 2011 annual meeting, the Compensation Committee did not make significant changes to the principal features of our executive compensation program during the 2011 fiscal year. That said, in light of our performance in 2011, the Committee determined not to pay cash bonuses for 2011 to our Executive Chairman and CFO and not to pay more than the minimum bonus required under the employment agreement for our President and CEO. (See “Elements of Compensation — Annual Cash Incentives” below.) In addition, the Committee considered the views of our stockholders when it established a cap on bonuses and increased the stock ownership guidelines for our Executive Chairman, President and CEO and CFO.

Role of Executive Officers in Compensation Process

Our Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, for his direct reports and the other named executive officers. In addition, he attends meetings of the Compensation Committee, except that the Committee meets in executive session, without the

Chief Executive Officer present, to discuss our Chief Executive Officer’s compensation. As discussed below under “Annual Review of Compensation,” the Compensation Committee approves the compensation of the named executive officers, taking into consideration the recommendations of our Chief Executive Officer.

Compensation Consultants

During 2011, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis and Say on Pay proposal, as well as the Summary of Potential Payments table in the 2011 proxy statement, (ii) a review of the compensation of our top three executive officers, (iii) the extension of the employment agreement with Mr. Essig and (iv) the amended and restated employment agreement for Mr. Arduini.

Compensation of Peer Groups

Our Compensation Committee considers the compensation practices of other companies in our industry in determining the compensation for our executive officers. This consideration generally occurs in connection with our entering into or amending employment or severance agreements with executive officers, rather than on an annual basis. The Committee generally considers market compensation of executives at other companies in our industry, including larger companies and comparably diversified, complex, and internationalized to the Company, when reviewing the compensation of our executives. In 2011 the Committee reviewed competitive market data provided by Towers Watson on two peer groups of companies in connection with a 2011 review of compensation for Messrs. Essig, Arduini and Henneman, the extension of the employment agreement with Mr. Essig and the 2011 Amended and Restated Employment Agreement for Mr. Arduini. See “2011 Employment Agreement and Severance Agreement Matters.” In each case, the Compensation Committee approved the composition of the two peer groups, which we most recently updated in 2010 to reflect mergers, acquisitions and changes in size and competitive markets. While the Compensation Committee and the Chief Executive Officer review this data, the Company does not target its executives’ base salaries or other compensation at a specific percentile of market salaries or any particular group of companies.

The companies in the 2011 peer groups included the following:

Similar-Sized Peers	Large Company Peers
Alere Inc. (formerly known as	Baxter International Inc.
Inverness Medical Innovations, Inc.)	Becton, Dickinson and Company
American Medical Systems Holdings, Inc.	Boston Scientific Corporation
ArthroCare Corporation	C.R. Bard, Inc.
CONMED Corporation	CareFusion Corporation
Edwards Lifesciences Corporation	Covidien Public Limited Company
Haemonetics Corporation	Hospira, Inc.
Hill-Rom Holdings, Inc.	Medtronic, Inc.
Hologic, Inc.	St. Jude Medical, Inc.
NuVasive Inc.	Stryker Corporation
ResMed, Inc.	Zimmer Holdings, Inc.
STERIS Corporation
The Cooper Companies, Inc.
Wright Medical Group, Inc.

Elements of Compensation

Our executive compensation program contains the following elements: (1) base salary, (2) annual incentives in the form of bonus and/or incentive compensation plan payments, cash bonuses, equity-based awards or a combination of the above and (3) long-term equity-based incentives in the form of stock options, restricted stock, performance stock and other forms of equity. The Compensation Committee reviews these elements of compensation annually.

Base Salaries

We have relied upon historical practices and survey data to set salaries so as to attract and retain the members of our senior management team. We have considered base salaries for comparable positions or responsibilities at other medical device companies, based on the data obtained from published salary survey sources that we consult, the proxy statements of the companies mentioned above and other peer-group companies and/or materials that the Compensation Committee’s compensation consultant prepared relying upon such data. We use this data primarily to ensure that our executive compensation program as a whole is competitive. We do not establish rigid targets for total compensation or any individual element of our executive compensation program, and we do not aim to fix our base salaries to a targeted percentile of compensation for similar medical device executives.

The Compensation Committee reviews base salaries annually, but it does not automatically increase them if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives or if increases are not warranted. We consider market factors, individual and Company performance, rate of inflation, responsibilities and experience when considering merit- or promotion-related increases.

In addition, in determining salaries for 2011 for Messrs. Essig and Henneman, the Compensation Committee considered the extent to which the Company achieved the goals assigned to these executives for 2010 and the extent to which the individuals contributed to the achievement of those goals. No weightings were assigned, as the Compensation Committee viewed the objectives in the aggregate, with emphasis on the qualitative goals. In addition, the Compensation Committee considered the Company’s long-term performance and overall accomplishments. See “Annual Review of Compensation” and “2011 Named Executive Officer Compensation — Base Salaries” below for additional information, including a description of the goals and executives’ achievements. The Compensation Committee did not increase Mr. Arduini’s base salary for 2011 because it had recently approved his 2011 salary as part of his employment agreement terms when the Company recruited him from Baxter International in November 2010. At that time, the Compensation Committee consulted with Towers Watson on competitive market data, and considered his salary at his prior employer and other factors in establishing his base salary. See “2010 Employment Agreement Matters.”

Annual Cash Incentives

Because our Company has grown and become recognized as a market leader in our industry, we need to pay competitively to retain our top executives and attract new ones. In general, we pay discretionary cash bonuses to many of our executives, but not including our Executive Chairman (and former Chief Executive Officer), our President and Chief Executive Officer and our Chief Financial Officer, all of whom have or had bonus provisions in their employment agreements. These forms of compensation create annual incentive opportunities tied to objectives that are designed to help us achieve our short-term plans to grow the business and increase stockholder value.

Cash Bonuses for Executives with Employment Agreements.    We believe that paying cash bonuses accomplishes the goal of creating annual incentives, and we further believe that this form of compensation is similar to what other companies offer in our industry. The employment agreements that we entered into with our Executive Chairman (Mr. Essig), our President and Chief Executive Officer (Mr. Arduini) and our Chief Financial Officer (Mr. Henneman) provide for an annual cash bonus opportunity equal to a targeted percentage of base salary. Unless the Compensation Committee determines otherwise, Mr. Essig will not be eligible for bonuses for 2012 or subsequent years in his current role as Executive Chairman.

As discussed above, the Compensation Committee determined not to pay cash bonuses for 2011 to Messrs. Essig and Henneman. The Committee did approve a bonus award of $540,000 to Mr. Arduini, the minimum amount required by his employment agreement for 2011, of which $400,000 was paid in cash and $140,000 was paid in RSUs. Mr Arduini’s original employment agreement provided for a target annual bonus equal to 90% of his base salary for 2011. His agreement does not provide for a minimum bonus for 2012 or subsequent years. See “2011 Employment Agreement and Severance Agreement Matters” and “2010 Employment Agreement Matters.”

The employment agreements for our former Chief Executive Officer (until 2012), our current President and Chief Executive Officer and our Executive Vice Presidents generally provide for targeted cash bonuses. We believe that paying these executive officers a targeted bonus based on both qualitative and quantitative objectives without weightings or a formula allows the Compensation Committee to have flexibility to judge the performance of these officers on a number of factors, such as leadership, executive and organizational development, succession planning, compliance and quality objectives, and the accomplishment of goals that were set from time to time during the year, as well as the long-term performance of the Company.

Long-Term Equity-Based Incentives

We use restricted stock, performance stock, stock options and other equity equivalents to provide long-term incentives. These awards help us retain executives and align their interests with stockholders by setting multi-year vesting requirements and tying a significant portion of the compensation value to the value of our stock. Existing ownership levels are not a factor in award determination, because we do not want to discourage executives and other employees from holding significant amounts of our stock if they so choose.

We grant equity awards to employees in the following situations: (1) upon their hiring or entering into new employment agreements or amendments extending such agreements, (2) in connection with annual performance reviews, and (3) from time to time, for retention purposes or in special situations to reward certain employees who have been promoted or who achieved milestones or accomplished projects that benefit our Company.

In May 2011, we granted fully vested RSUs (the May RSUs) to Mr. Essig in connection with the extension of his employment agreement. In February 2012, we granted fully vested RSUs to Mr. Essig as an award for 2011 performance, which was the minimum amount provided by his employment agreement.

In January 2012, we granted Mr. Arduini RSUs (with annual vesting over three years) on the effective date of his appointment as President and Chief Executive Officer pursuant to his amended and restated employment agreement. In February 2012, we granted Mr. Arduini RSUs (with annual vesting over three years) as part of his annual equity award for 2011 performance and RSUs (with 100% vesting on the first anniversary of the grant date) as part of his bonus for 2011 performance pursuant to his amended and restated employment agreement. In March 2012, we granted Mr. Arduini stock options with an eight-year term and vesting over three years in connection with his appointment as President and Chief Executive Officer and as an award for 2011 performance pursuant to his amended and restated employment agreement.

In February 2012, we granted restricted stock with annual vesting over three years to Mr. Henneman for his 2011 performance.

In April 2012, we granted restricted stock with annual vesting over three years to certain employees, including Mr. Corbin and Ms. O’Grady in connection with the Company’s 2011 performance, as well as their individual performance. We believe that restricted stock ties the value of employees’ equity compensation to our long-term performance. By generally granting restricted stock instead of stock options, we are able to issue fewer shares and conserve the amount of equity available under our equity incentive plans. Finally, we believe that the vesting over three years of restricted stock awards provides an effective retention tool.

In April 2011, we granted restricted stock with annual vesting over three years to certain employees, including Mr. Corbin and Ms. O’Grady in connection with the Company’s 2010 performance, respectively, as well as their individual performance.

In July 2011, we granted restricted stock with five-year annual vesting to certain employees, including Mr. Corbin, as a special retention award.

As described above under “Information Concerning Meetings, Executive Sessions and Committees,” the Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of the Chief Executive Officer. On an annual basis, the Compensation Committee establishes the aggregate number of awards that the Special Award Committee may make during the year.

We require all named executive officers and substantially all U.S.-based employees to have signed a non-competition agreement, or an employment or severance agreement with non-competition provisions, as a condition of receiving an equity award.

Perquisites

We provide our named executive officers with very few perquisites. We provide management-level employees with a corporate credit card not available to all employees, which, until November 2010, included an airport club membership benefit. The original employment agreement for Mr. Arduini provided a $200,000 allowance for certain relocation expenses and reimbursement of certain commuting expenses and up to $15,000 in legal expenses relating to the negotiation of his 2010 employment agreement. In addition, his 2011 amended and restated employment agreement provides for reimbursement of up to $15,000 in legal expenses relating to the negotiation of that agreement. See “2011 Employment Agreement and Severance Agreement Matters” and “2010 Employment Agreement Matters.”

Annual Review of Compensation

We make decisions regarding named executive officer compensation (salary increases, equity grants and bonus payments) in connection with our annual performance review process. For fiscal year 2011, we completed our review process for Messrs. Essig, Arduini, Henneman, Corbin and Ms. O’Grady in February 2012. Thus, the equity grants awarded to these executives in 2012 for 2011 performance do not appear in the Summary Compensation Table for 2011, except that we included the grant for Mr. Essig in the table for 2011 because, for financial reporting purposes, the Company accounted for the grant in 2011 in accordance with FASB ASC Topic 718. We anticipate that we will adhere to a similar timetable for the annual reviews for our executive officers in future years. Previously, the Compensation Committee determined Mr. Essig’s compensation at the December meeting it held each year.

At the time of his annual review, Mr. Essig discusses with the Compensation Committee and the Board of Directors a proposed list of his performance objectives for the following year. These objectives, described below, cover financial and organizational matters. The financial measures typically include revenue, EBITDA, earnings and/or similar metrics. At that time, Mr. Essig provides a self-evaluation of his performance with respect to the prior year objectives, which the Compensation Committee reviews and discusses with him. The Committee then solicits input from the full Board of Directors and meets in executive session to discuss Mr. Essig’s performance with respect to the prior year objectives and to determine his annual salary increase, bonus amount and equity-based grant. Mr. Essig’s targets and objectives are set to be aggressive and ambitious, but without encouraging excessive and unnecessary risk-taking behavior. The Company has avoided using formulaic approaches to compensation because we do not use formulaic approaches to management decisions. As a result, the objectives are not meant to be a “check-the-box” chart pursuant to which the Company will award Mr. Essig a salary increase, equity award or bonus based upon a percentage of the objectives achieved. Rather, they are meant to guide the members of the Compensation Committee as to what compensation awards are appropriate for Mr. Essig based upon his overall performance, as well as the long-term growth of the Company.

Messrs. Arduini and Henneman also discussed a proposed list of their objectives for 2011 with Mr. Essig. The objectives, described below, relate to each named executive officer’s areas of responsibility. In February 2012, Mr. Essig reviewed the performance of these named executive officers, which included evaluating whether they satisfied their performance objectives, solicited feedback from other employees, and made recommendations to the Compensation Committee regarding their salary increases, bonus amounts and equity awards. Messrs. Essig and Arduini also evaluated the performance of the other named executive officers with those executives’ direct supervisors and made similar compensation recommendations to the Compensation Committee. The Compensation Committee then considered these recommendations in making its determinations regarding compensation for these named executive officers.

For 2011, the Compensation Committee established a goal for Messrs. Essig, Arduini and Henneman to achieve adjusted EBITDA of $174-184 million (excluding the impact of stock-based compensation expense). This quantitative goal was intended as a “stretch” goal that would significantly benefit the Company, without encouraging excessive and unnecessary risk-taking behavior. The Compensation Committee also established a goal for these individuals of developing a five-year strategic plan with the following objectives: minimum revenue growth of 6-9% per year and minimum adjusted earnings per share growth of 9-12%. In addition, the Compensation Committee assigned the following qualitative goals to these individuals:

•	outstanding leadership;

•	recruiting high-quality executives and developing succession planning for critical positions, including particularly the effective succession planning for the CEO role;

•	leveraging and maintaining high-quality relationships with the investment community and key customers;

•	keeping the Board informed and consulted on appropriate matters;

•	ensuring corporate governance and ethical responsibilities are met;

•	employee development;

•	business development and acquisitions;

•	aligning and motivating the organization to achieve the objectives;

•	supporting and guiding the strengthening of organizational development and planning efforts;

•	maintaining corporate environment for continuous improvement;

•	supporting the development of business opportunities;

•	achieving operating synergies projected in operating plans;

•	improving diversity;

•	encouraging employee equity ownership;

•	reviewing and enhancing compliance programs;

•	ensuring the timeliness and effectiveness of the finance function (for Messrs. Essig and Henneman);

•	effective communications and relations with shareholders and lenders;

•	improving and enhancing commitment to quality systems (for Messrs. Essig and Arduini);

•	continuing to enhance evaluation process by tying compliance initiatives with performance evaluations;

•	participating in the development of the industry and public policy positions and action plans;

•	progress in improving gross margin; and

•	progress in managing capital efficiently.

In addition, the Compensation Committee assigned Mr. Arduini goals of (i) supporting the implementation of a global enterprise resource planning system and (ii) optimizing manufacturing efficiencies and quality to achieve gross margin improvements and investing in cost improvement projects and options optimization.

As indicated above, the Committee determined not to pay cash bonuses to the Executive Chairman and the Chief Financial Officer for 2011 and to pay only the minimum amount required to Mr. Arduini pursuant to his employment agreement. The Compensation Committee reviewed corporate and individual performance against the 2011 goals described above for Messrs. Essig, Arduini and Henneman in determining the amount of RSUs to grant to Mr. Essig for his annual equity award, the amount of RSUs and options to grant to Mr. Arduini for his annual equity awards and the amount of restricted stock to grant to Mr. Henneman (instead of cash). Although the Company achieved adjusted EBITDA (excluding stock-based compensation) of $168.2 million, which represents a 1% increase from 2010, the Company did not achieve the adjusted EBITDA goal of $174-184 million (excluding the impact of stock-based compensation expense). That said, the Committee considered the record revenue performance in 2011, especially in light of the challenging economic and regulatory environment. In addition, the Committee considered the Company’s long-term performance and overall accomplishments. (See the “Executive Summary” above for information on certain key financial accomplishments for 2011.) Further, the goals of developing the five-year strategic plan and recruiting and developing a high-quality executive as President and Chief Operating Officer in 2010 and then to fill the position of Chief Executive Officer when the Company appointed Mr. Essig Executive Chairman were achieved. The Committee considered the acquisition and integration of SeaSpine and Ascension Orthopedics, as well as talent investments and realignments. The Committee reviewed each individual’s performance against the individual goals described above. For Mr. Arduini, the Committee also considered his role in geographic expansion, optimization of cost structure and refinements to the Company’s strategic plan. No weightings were assigned, and the Committee viewed these objectives in the aggregate, with special emphasis on the qualitative goals, particularly compliance, leadership, business development, recruiting, succession planning, employee development and cash management. As noted above, the Committee gave substantial weight to CEO succession considerations in its 2011 decisions, and the compensation awarded to Mr. Essig and Mr. Arduini reflect this philosophy, particularly insofar as they provided continuity and reduced risk in the transition of the role of the Chief Executive Officer. As a result of the annual review, the Committee determined that these individuals had met many of their most important 2011 goals. In addition, the Committee considered the performance of the Company and the individuals against these goals, as well as their 2012 responsibilities when determining the 2012 salaries and the equity grants for Messrs. Essig, Arduini and Henneman for 2011 performance.

Adjusted EBITDA, excluding the impact of stock-based compensation expense, consists of net income determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), excluding: (i) depreciation and amortization, (ii) other income (expense), net, (iii) interest income and expense, (iv) income taxes, (v) stock-based compensation expense and (vi) certain operating expenses that, for various reasons, we do not use when evaluating operating performance, e.g., because they are of an infrequent and/or non-cash nature.

We used adjusted EBITDA, excluding the impact of stock-based compensation expense, as one of the performance objectives for these executives for 2011 because we believe it provides important supplemental information regarding financial and business trends relating to the Company’s financial condition and results of operations. In addition, management uses adjusted EBITDA when evaluating operating performance because we believe that it provides a supplemental measure of our operating results that facilitates comparability of our operating performance from period to period, against our business model objectives and against other companies in our industry.

For 2011, we achieved $168.2 million of adjusted EBITDA, excluding the $13.5 million impact of stock-based compensation expense. This reflects a total of $126.7 million in adjustments to GAAP net income of $28.0 million excluding such compensation expense. The adjustments included the following:

•	$45.6 million of depreciation and amortization;

•	$(757) thousand of other income (expense), net;

•	$27.2 million of interest (income) expense, net;

•	$505 thousand of income tax expense;

•	$8.4 million of charges related to extending our former Chief Executive Officer’s employment contract;

•	$100 thousand of expenses related to our Chief Executive Officer joining the Company;

•	$4.9 million of charges related to the accelerated vesting of stock-based compensation and the minimum annual stock-based compensation award for our former Chief Executive Officer; and

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$40.8 million of certain operating expenses that we do not use when evaluating operating performance. These expenses include (i) acquisition-related charges, (ii) certain employee termination and related charges, (iii) charges associated with discontinued or withdrawn product lines, (iv) systems implementation charges, (v) facility consolidation, acquisition integration, manufacturing and distribution transfer charges, (vi) expenses associated with remediation and related unplanned idle time and underutilization at our Plainsboro, New Jersey manufacturing facility, (vii) charges relating to restructuring our European subsidiaries and (viii) intangible asset impairment charges.

For additional information, see our Current Report on Form 8-K that we filed on February 23, 2012.

In addition, for 2011, the Committee’s compensation decisions for Mr. Henneman reflected the Committee’s intent to provide the same basic level of compensation to him that was generally in line with compensation previously provided to him, reflecting his level of responsibility, as well as individual and Company performance. However, because the Company’s performance in 2011, the Committee determined to award him restricted stock (instead of a cash bonus) for 2011, the value of which was 25% less than his bonus target amount. In addition, Mr. Henneman requested and the Committee agreed to reduce his 2012 annual base salary rate to his 2011 base salary rate, effective as of March 17, 2012. See “2012 Employment Agreement and Severance Agreement Matters.”

For 2011, the Committee’s decisions regarding the compensation of Ms. O’Grady and Mr. Corbin were intended to keep their compensation in line with the compensation of other Senior Vice Presidents and Vice Presidents, respectively, as well as to generally maintain their overall compensation package consistent with that of prior years. In addition, such decisions recognized their individual performance as well as the Company’s performance. Because of economic conditions and the Company’s performance in 2011, the Committee determined to award a substantial portion of their respective award for 2011 performance in restricted stock with three-year annual vesting and the remaining portion in cash.

Mr. Essig’s employment agreement provides that (1) we increase his salary by a minimum of $50,000 each year during the term of the agreement and (2) Mr. Essig be eligible for a target bonus in cash that shall not be less than 100% of his base salary. When we extended Mr. Essig’s employment agreement in August 2008, we amended the agreement to provide that his annual equity-based grant be in the form of RSUs or performance stock, at the Compensation Committee’s discretion, and that the grant cover between 75,000 and 100,000 shares of common stock. The compensation that we have paid to Mr. Essig has demonstrated a connection among these three components. We have increased Mr. Essig’s salary by the minimum amount during each year of his agreement through 2011, except that, because of economic conditions, we temporarily reduced his 2009 base salary in April 2009 through the end of 2009 to his 2008 base salary level. Because of the performance of the Company in 2011, Mr. Essig requested and the Committee agreed not to increase Mr. Essig’s salary for 2012 from 2011 levels. The Committee also determined not to pay Mr. Essig a bonus for 2011 and awarded him 75,000 RSUs for his annual equity award for 2011, which was the minimum annual equity award required by his employment agreement.

For 2011, the Committee’s compensation decisions for Mr. Arduini were consistent with the terms of his employment agreement. For 2011, the Company paid him the minimum cash bonus required and granted him RSUs and options in the amounts required. In addition, his salary for 2011 remained the same as it was when we hired him in November 2010. (See “2010 Employment Agreement Matters” and “2011 Employment Agreement and Severance Agreement Matters.”)

Historically, we have not used specific guidelines in making equity grants to our other executive officers; however, we have made equity grants with the objective of compensating our executive officers in a competitive manner, based on publicly available information on other companies, so as to retain their services, and we have considered the cash compensation that we pay to executive officers in setting the size of equity grants.

Equity Grant Practices

We make decisions to grant equity awards without regard to anticipated earnings or other major announcements by the Company. Historically, the Compensation Committee has approved the annual equity-based grants to Mr. Essig at its December meeting and generally approved the annual equity-based grants to other executive officers and, depending on the amount of the award, other managers at a meeting held in December or February (except that the Committee decided to approve awards for 2011 and future annual awards for all executive officers in the first quarter following the performance year). Annual equity awards are approved after our annual review process for the individuals is completed. In the case of an approval by written consent, the grant date cannot be earlier than the date when the Committee member approvals have been obtained. In addition, the Special Award Committee, comprised of our Chief Executive Officer, has authority (within specified limits) to approve equity-based awards to other managers. The Special Award Committee approves and makes equity grants on the first business day of the month. The Special Award Committee typically approves annual awards during the first quarter. We expect this general timetable to continue.

As we have generally moved from granting options to granting restricted stock and performance stock or RSUs, we expect other grants to our named executive officers to be made on the first business day of the month or quarter following the approval of the Compensation Committee. We make equity grants to members of our Board of Directors on the date of our annual meeting of stockholders.

The exercise price of our stock options is equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. The Compensation Committee or Special Award Committee, as applicable, may set a higher exercise price for options granted to employees based outside the United States if our counsel advises that it is necessary or advisable to do so under the applicable country’s law. This practice with respect to setting stock option exercise prices is consistent with the terms of our equity incentive plans. The terms of these plans require that the exercise price of options granted under the plans be not less than the fair market value of our common stock on the date of grant. The plans define “fair market value” as the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. In general, our 2003 Equity Incentive Plan provides that, without stockholder approval, no amendment may be made that would reprice outstanding awards.

2010 Employment Agreement Matters

In October 2010, we entered into an employment agreement with Mr. Arduini. The employment agreement provides that he will receive (i) an annual base salary of $600,000 for 2010 and 2011, subject to annual reviews for any increase, but no decrease, (ii) a cash signing bonus of $500,000, (iii) a signing award of fully vested RSUs with a value of $1,500,000, (iv) a bonus for 2011 equal to 90% of his annual base salary, (v) an annual bonus opportunity for 2012 and future years with a target of 90% of base salary, based on achievement of performance objectives determined by the Compensation Committee with a range from 50% of base salary (if threshold performance goals are achieved) to a maximum of 150% of base salary, (vi) reimbursement of weekly round trip coach airfare for commuting prior to permanent relocation, (vii) reimbursement of up to $200,000 in certain relocation expenses (see “Perquisites below”) that do not include a home buy-out, (viii) reimbursement of up to $15,000 in legal fees incurred in connection with the initial negotiation of the employment agreement and (ix) discretionary annual equity awards equal to $1,000,000, allocated 70% in RSUs, which are subject to his continued employment, with annual vesting over three years and 30% in non-qualified stock options with a six-year term. Once vested, the shares underlying the RSU grants will be deferred and delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service. The unvested RSUs are subject to accelerated vesting upon death or disability or upon a “Change in Control” of the Company (as defined in the agreement). Subject to Mr. Arduini’s continued service with the Company, the options will vest as follows: 25% of the Shares vest on the first anniversary of the option grant date and the remaining shares vest monthly thereafter over the subsequent 36 months. In addition, the options will vest in full upon his death or disability or upon a “Change in Control” of the Company.

If Mr. Arduini’s employment with the Company is terminated by the Company for a reason other than death, “Disability” or “Cause” or Mr. Arduini terminates his employment with the Company for “Good Reason” (each as defined in the employment agreement), the Company will pay to him a lump sum cash severance amount equal to the sum of his annual base salary and target bonus, each as of his last day of active employment. In addition, in general, the Company will pay him monthly cash payments equal to the Company’s cost of COBRA and life insurance premiums for up to one year following the termination date. If within 18 months of a Change in Control of the Company, Mr. Arduini’s employment with the Company is terminated by the Company for a reason other than death, Disability or Cause or he terminates employment with the Company for Good Reason, the Company will pay to him a lump sum cash payment equal to 2.99 times the sum of his annual base salary and target bonus, each as of his last day of active employment. In addition, in general, the Company will pay him monthly cash payments equal to the Company’s cost of COBRA and life insurance premiums during the period ending not later than the last day of the scheduled employment term. The employment agreement with Mr. Arduini does not include any tax gross-up provisions. The above severance benefits are conditioned on Mr. Arduini and the Company executing a mutual release of claims.

In October 2010, we amended the employment agreement with Mr. Henneman, including extending the term thereof through January 4, 2013. In addition, the amendment to his agreement deleted all gross-up provisions and provided for automatic one-year extensions unless either party provides at least six months advance notice of nonrenewal.

The October 2010 amendment to the employment agreement with Mr. Henneman provides that he will receive (i) a base salary of $525,000 for 2010 and $550,000 for 2011 and (ii) restricted stock with a value of $3,000,000 granted on December 15, 2010. His annual bonus opportunity targeted at 50% of base salary remains unchanged. The restricted stock grant, which is subject to his continued service with the Company, will vest in two equal annual installments on the first two anniversaries of the grant date and is subject to accelerated vesting upon the occurrence of any of the following: (i) termination of the executive’s employment by the Company without “Cause” or by the executive for “Good Reason,” (ii) a “Change in Control” of the Company, (iii) a “Disability Termination,” each as defined in the employment agreement, or (iv) the executive’s death. If the employment agreement terminates as a result of the Company’s nonrenewal of the term, the nonrenewal would be treated the same as a termination without “Cause” and severance and certain benefits would be payable following the end of the term of the agreement.

Prior to approving the terms of the employment agreement for Mr. Arduini and the amendment to Mr. Henneman’s employment agreement, as well as the December 2010 compensation matters for Mr. Essig (i.e., his 2011 salary and 2010 bonus and annual equity grant), the Committee engaged Towers Watson to provide consulting services in connection with the terms of these agreements and the December 2010 compensation matters for Mr. Essig, including compiling market data on compensation of chief executive officers, chief operating officers and chief financial officers at peer groups approved in advance by the Committee. One group, consisting of similar-sized peers, included Alere Inc. (formerly known as Inverness Medical Innovations, Inc.), American Medical Systems Holdings, Inc., Arthrocare Corporation, CONMED Corporation, Edwards Lifesciences Corp., Haemonetics Corporation, Hill-Rom Holdings, Inc., Hologic, Inc., NuVasive Inc., ResMed, Inc., STERIS Corporation, The Cooper Companies, Inc. and Wright Medical Group, Inc. The second group, consisting of large company peers, included Baxter International Inc., Becton, Dickinson & Co., Boston Scientific Corporation, C.R. Bard, Inc., CareFusion Corporation, Covidien Public Limited Company, Hospira, Inc., Medtronic, Inc., St. Jude Medical, Inc., Stryker Corporation and Zimmer Holdings, Inc. The review included data on larger medical device companies because Integra is more complex, diversified, and international than the small company peers, and accordingly needs to recruit executives from larger peers.

The Committee used a similar process in reviewing and determining the terms of the employment agreement for Mr. Arduini and the amendment to extend the term of the employment agreement for Mr. Henneman and the December 2010 compensation matters for Mr. Essig as it had used in 2008 when reviewing and determining the terms of the amendments to extend the terms of the employment agreements with Messrs. Essig and Henneman. Prior to approving the 2010 agreements for Messrs. Arduini and Henneman and the December 2010 compensation matters for Mr. Essig, the Committee reviewed the market data analysis that Towers Watson developed, the proposed size, form and rationale for salaries, bonuses, equity-based awards, tax and accounting considerations, unique circumstances, succession planning considerations and process for developing the terms of the amendments. In the case of Mr. Arduini, the Committee also considered the amount of his compensation at his former employer and the fact that he would be forfeiting a substantial amount of such compensation.

See “Post-Employment Arrangements” below for additional information.

2011 Employment Agreement and Severance Agreement Matters

In January 2011, we entered into a new one-year severance agreement with Ms. O’Grady following the expiration of her prior agreement. Ms. O’Grady’s severance agreement provides for a payment of one times base salary if, following a change in control, we terminate her employment other than for cause or she terminates her employment with us for “Good Reason” (as defined in her agreement).

Pursuant to a letter from Mr. Essig to the Company, in December 2011, Mr. Essig agreed that, effective as of January 3, 2012, his new position and title would be Executive Chairman of the Company’s Board of Directors. In addition, he agreed that, notwithstanding the terms of his employment agreement, he would not receive a salary increase for 2012 and, unless otherwise determined by the Compensation Committee of the Board of Directors in its sole discretion, would not be eligible for an annual performance bonus or annual equity award for 2012 or thereafter. Mr. Essig also agreed that the annual equity award that the Company determines to grant him for 2011 may be granted in the first quarter of 2012. Further, he agreed that neither these changes nor any related action taken by the Company (including the appointment of a new Chief Executive Officer) would constitute a breach of, or “Good Reason” (as defined in his agreement) for purposes of, his employment agreement or any other agreement between him and the Company.

In December 2011, we entered into an amended and restated employment agreement, effective January 3, 2012, with Mr. Arduini in connection with his appointment as President and Chief Executive Officer. The amended agreement provides that he would receive (i) an annual base salary of $725,000, with increases subject to the Compensation Committee’s discretion, with annual increases targeted at $30,000, (ii) a promotional award on January 3, 2012 of RSUs covering 118,363 shares of common stock and vesting annually over three years, (iii) a promotional award on March 1, 2012 of nonqualified options covering 206,719 shares of common stock with an eight-year term, (iv) a target bonus opportunity for 2012 and future years of 110% of base salary, based on achievement of performance objectives determined by the Compensation Committee with a range from 50% of base salary (if threshold performance goals are achieved) to a maximum of 150% of base salary, (v) reimbursement of up to $15,000 in legal fees incurred in connection with the negotiation of the amended employment agreement and (vi) discretionary annual equity awards commencing in 2012 with an aggregate target value of at least $1,250,000, allocated 70% in RSUs, which are subject to his continued employment, with annual vesting over three years and 30% in non-qualified stock options with an eight-year term. Once vested, the shares underlying the RSU grants will be deferred and delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service. The unvested RSUs are subject to accelerated vesting upon death or disability or upon a “Change in Control” of the Company (as defined in the agreement). Subject to Mr. Arduini’s continued service with the Company, the options will vest as follows: one-third of the shares vest on the first anniversary of the option grant date and the remaining shares vest monthly thereafter over the subsequent 24 months, except that the vesting schedule for the promotional option grant uses the January 3, 2012 promotion date instead of the grant date. In addition, the options will vest in full upon his death or disability or upon a “Change in Control” of the Company.

If Mr. Arduini’s employment with the Company is terminated by the Company for a reason other than death, “Disability” or “Cause” or Mr. Arduini terminates his employment with the Company for “Good Reason” (each as defined in the employment agreement), the Company will pay to him a lump sum cash severance amount equal to 1.5 times the sum of his annual base salary and target bonus, each as of his last day of active employment. In addition, in general, the Company will pay him monthly cash payments equal to the Company’s cost of COBRA and life insurance premiums for up to eighteen months following the termination date. If within 18 months of a Change in Control of the Company, Mr. Arduini’s employment with the Company is terminated by the Company for a reason other than death, Disability or Cause or he terminates employment with the Company for Good Reason, the Company will pay to him a lump sum cash payment equal to 2.99 times the sum of his annual base salary and target bonus, each as of his last day of active employment. In addition, in general, the Company will pay him monthly cash payments equal to the Company’s cost of COBRA and life insurance premiums during the period ending not later than the last day of the scheduled employment term.

The Committee used a similar process in reviewing and determining the terms of the 2011 amended employment agreement for Mr. Arduini, the May 2011 special equity grant for Mr. Essig in connection with the extension of his employment agreement and the February 2012 compensation decisions for Messrs. Essig, Arduini and Henneman as it had used in 2010 when reviewing and determining the terms of Mr. Arduini’s 2010 employment agreement, the terms of an amendment to extend Mr. Henneman’s employment agreement and the December 2010 compensation matters for Mr. Essig. Prior to approving these matters, the Committee engaged Towers Watson to provide consulting services, including compiling market data on compensation of chief executive officers, chief operating officers and chief financial officers at peer groups approved in advance by the Committee. Prior to approving the amended and restated employment agreement for Mr. Arduini, the May 2011 equity grant for Mr. Essig and the February 2012 compensation decisions for Messrs. Essig, Arduini and Henneman, the Committee reviewed the market data analysis that Towers Watson developed, the proposed size, form and rationale for salaries, bonuses, equity-based awards, tax and accounting considerations, unique circumstances, succession planning considerations and process for developing the terms of the applicable compensation.

See “Post-Employment Arrangements” below for additional information.

2012 Employment Agreement and Severance Agreement Matters

Pursuant to a letter from Mr. Henneman to the Company, in February 2012, Mr. Henneman requested and the Company agreed that, effective as of March 17, 2012, his 2012 annual base salary rate would be reduced to his 2011 annual base salary rate. He also agreed that neither this change nor any related action taken by the Company would constitute a breach of, or “Good Reason” (as defined in his employment agreement) for purposes of, his employment agreement or any other agreement between him and the Company.

In January 2012, we entered into a new one-year severance agreement with Ms. O’Grady following the expiration of her prior agreement. Ms. O’Grady’s severance agreement provides for a payment of one times base salary if, following a change in control, we terminate her employment other than for cause or she terminates her employment with us for “Good Reason” (as defined in her agreement). The agreement also eliminated a tax gross-up provision relating to health care payments.

Post-Employment Arrangements

We have entered into employment agreements with our Executive Chairman, our President and Chief Executive Officer and our Chief Financial Officer. The employment agreements provide for payments if we were to terminate them other than for cause and if the executive were to terminate his employment for good reason, and provide for additional payments if the executive’s employment is terminated under these circumstances following a change in control.

In January of 2010, 2011 and 2012, we entered into a new one-year severance agreement with Ms. O’Grady following the expiration of her prior agreement. Ms. O’Grady’s severance agreement provides for a payment if, following a change in control, we terminate her employment other than for cause or she terminates her employment with us for “good reason” (as defined in her agreement). The 2012 agreement eliminated a gross-up provision relating to health care payments. The only named executive officers who currently have employment agreements that provide for termination payments outside a change in control are our Executive Chairman, our President and Chief Executive Officer and our Chief Financial Officer. Only a limited number of other U.S.-based employees are parties to agreements that provide for such payments.

We do not have a severance agreement with Mr. Corbin.

In 2006, we amended Mr. Essig’s employment agreement to provide for change-in-control benefits. Mr. Essig’s employment agreement entered into in 2004 provided that on a change in control all stock options would vest and become exercisable through their original expiration date and all unvested RSUs would vest and be distributed on the date of the change in control. Mr. Essig’s employment agreement also provided for a full gross-up payment to cover excise taxes under Section 280G of the Internal Revenue Code. We had included change-in-control benefits in the employment agreement that we entered into with our Executive Vice Presidents in late 2005 and early 2006, and our Compensation Committee determined that it was appropriate to amend Mr. Essig’s employment agreement to provide similar benefits.

The 2006 amendment provides Mr. Essig with change-in-control benefits that are in addition to the benefits that were provided in the initial agreement. Specifically, if within 18 months following a change in control (i) we terminate Mr. Essig’s employment for a reason other than death, disability or cause, (ii) Mr. Essig terminates his employment for good reason or (iii) we do not extend Mr. Essig’s employment agreement after a change in control, Mr. Essig will be entitled to additional severance benefits.

In August 2008, we amended the employment agreement with Mr. Essig, including extending the term thereof. In addition, in December 2008, we amended the employment agreement with Mr. Henneman, including extending the term thereof. In addition, the amendment to the agreement with Mr. Henneman deleted the prior provision for cash severance and certain other benefits upon a nonrenewal of the employment agreement.

In October 2010, we amended the employment agreement with Mr. Henneman, including extending the term thereof. In addition, the amendment to his agreement eliminated all gross-up provisions, provided for automatic one-year extensions unless either party provides at least six months advance notice of nonrenewal and included a provision for cash severance and certain other benefits upon the termination of the agreement as a result of a nonrenewal by the Company.

In October 2010, we entered into an employment agreement with Mr. Arduini which included a provision for cash severance and certain other benefits upon termination of the agreement for certain reasons.

In December 2011, we entered into an amended and restated employment agreement, effective as of January 3, 2012, with Mr. Arduini which, among other things, increased the amount of cash severance and certain other benefits upon the termination of his employment by the Company other than for “Cause” or by him for “Good Reason” (as defined in the agreement).

Details of the severance provisions are described in “Potential Payments Upon Termination of Change in Control.” See “2010 Employment Agreement Matters,” “2011 Employment Agreement and Severance Agreement Matters” and “2012 Employment Agreement and Severance Agreement Matters” above for additional information.

2011 Named Executive Officer Compensation

Base Salaries

In (i) December 2010 for Messrs. Essig and Henneman, (ii) February 2011 for Ms. O’Grady and Mr. Corbin and (iii) October 2010 for Mr. Arduini, the Compensation Committee approved their respective base salaries shown in column (a) below.

Name	2011 Base Salary (a)	Percentage Increase from 2010 (b)

Stuart M. Essig	$750,000	7.1%
Peter J. Arduini	$600,000	0.0%
John B. Henneman, III	$525,000	5.0%
Judith E. O’Grady	$275,000	10.0%
Jerry E. Corbin	$257,500	3.0%

The salary amounts shown in column (a) above for Messrs. Essig and Henneman were effective January 1, 2011. The salary amount shown in column (a) above for Mr. Arduini was effective November 1, 2010, the date he commenced employment with the Company. The increases for the other named executive officers were effective March 18, 2011. The increase in Mr. Essig’s salary from $700,000 to $750,000 was the minimum required under his employment agreement. In addition, the salary increase for Mr. Henneman was required by his employment agreement. Further, the increases for Ms. O’Grady and Mr. Corbin were determined by the Committee based on a review of their individual performance in 2010. See “Elements of Compensation — Base Salaries” above.

Annual Bonus Payments

Mr. Essig’s employment agreement provides that he shall be eligible for a cash bonus that shall not be less than 100% of his base salary. Prior to 2006, the Committee determined not to award Mr. Essig a cash bonus because of our limited cash flow. For 2008 and 2009, the Committee determined not to award a cash bonus to Mr. Essig because of economic conditions. For 2011, the Committee determined not to award him a cash bonus because of the Company’s performance. For 2010, the Committee determined to pay him a bonus equal to $700,038 (approximately equal to the target amount), based on Company and individual performance. The Committee determined to pay the bonus partly in cash ($300,000) and partly in RSUs (with a value of $400,038) with annual vesting over three years.

A target bonus of 90% of base salary for 2011 is provided in Mr. Arduini’s employment agreement. For 2011, the Committee determined to pay him $540,000, the minimum amount required under his agreement, of which $400,000 was paid in cash and $140,000 was paid in RSUs (with 100% vesting on the first anniversary of the grant date). Mr. Arduini, whom we hired in November 2010, was not eligible for a bonus for 2010 performance. The Company paid him a cash signing bonus of $500,000 in 2010, as provided in his employment agreement. See “2011 Employment Agreement and Severance Agreement Matters” and “2010 Employment Agreement Matters.”

A target bonus of 50% of base salary for 2011 is provided in Mr. Henneman’s employment agreement. Because of economic conditions, the Compensation Committee determined not to pay a cash bonus to him for 2008 and 2009. For 2011, the Committee determined not to award a cash bonus to him because of the Company’s performance.

For additional information, see “Annual Review of Compensation” above.

Discretionary Bonuses

The Compensation Committee determined to pay discretionary cash bonuses for 2011 to Mr. Corbin and Ms. O’Grady based on Company and individual performance. See “Annual Review of Compensation” and “Annual Cash Incentives” above.

Equity Awards

Mr. Essig’s employment agreement, as amended in August 2008, provides that we shall award him an annual equity-based award in the form of RSUs or performance stock ranging from 75,000 to 100,000 shares of our common stock. In February 2012, we granted 75,000 fully vested RSUs to Mr. Essig for 2011. Because the Company treated this grant as having been made in December 2011 in accordance with FASB ASC Topic 718, it is shown in the Summary Compensation Table for 2011. In addition, in May 2011, we granted Mr. Essig 165,000 fully vested RSUs in connection with the extension of his employment agreement.

In January and March 2012, we granted to Mr. Arduini 118,363 RSUs (with annual vesting over three years) and options covering 206,719 shares (with an eight-year term and vesting over a three-year period) in connection with his promotion to Chief Executive Officer. In February and March 2012, we granted to Mr. Arduini 22,684 RSUs (with annual vesting over three years) as an annual equity award for 2011 and 4,537 RSUs (with 100% vesting on the first anniversary of the grant date) as part of his bonus for 2011 performance. In March 2012, we granted to him 25,997 options (with an eight-year term and vesting over three years) for his 2011 performance. The underlying shares for the RSU grants will be deferred and will be delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service. Because these awards were made in 2012, they will be shown in the Summary Compensation Table for 2012. In November 2010, we granted to Mr. Arduini 34,868 fully vested RSUs (with a value at the time of grant equal to $1,500,021) in connection with his employment agreement. The underlying shares (less 738 shares withheld for employment taxes at the time of the grant) are deferred and will be delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service. See “2011 Employment Agreement and Severance Agreement Matters” and “2010 Employment Agreement Matters” above.

In February 2012, we granted 6,380 shares of restricted stock having a grant date value equal to $196,886 to Mr. Henneman for his 2011 performance. The grant will vest annually over three years. Because this grant was made in 2012, it will be shown in the Summary Compensation Table for 2012. These amounts reflect the Committee’s intent to maintain his overall compensation package generally consistent with that of prior years and takes into consideration the lack of a cash bonus for 2009 and 2011. See “Annual Review of Compensation” above. Because no cash bonuses were paid to Mr. Henneman for 2009, as described above, the Committee did not follow its prior practice of paying him half of his bonus in cash and half in equity-based compensation. The Committee made this change because of then-current economic conditions.

In December 2010, we granted to Mr. Henneman 62,710 shares of restricted stock (with a value at the time of grant equal to $3,000,046) in connection with the extension of his employment agreement. The grant will vest in two annual equal installments on each of the first and second anniversaries of the grant date.

In April 2012, we granted 3,303 shares of restricted stock having a grant date value equal to $115,506 to Ms. O’Grady and 4,345 shares of restricted stock having a grant date value equal to $151,945 to Mr. Corbin for their respective 2011 performance. These amounts reflect the Committee’s intent to maintain their overall compensation package (excluding the special retention award for Mr. Corbin in 2011) generally consistent with that of prior years and takes into consideration the amount of a discretionary cash bonus paid to them for 2011. See “Annual Review of Compensation” above. Because these grants were made in 2012, they will be shown in the Summary Compensation Table for 2012 in our 2013 proxy statement. The grants will vest annually over a three-year period.

In April 2011, we granted 2,106 shares of restricted stock having a grant date value equal to $100,035 to Ms. O’Grady and 2,106 shares of restricted stock having a grant date value equal to $100,035 to Mr. Corbin for their respective 2010 performance. These amounts reflect the Committee’s intent to maintain their overall compensation package consistent with that of prior years and takes into consideration the amount of a discretionary cash bonus paid to them for 2010. See “Annual Review of Compensation” above. The grants will vest annually over a three-year period. In addition, in July 2011, we granted restricted stock having a grant date value of $95,880 to Mr. Corbin as a special retention award. The grant will vest annually over a five-year period.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers to $1,000,000 per year unless the compensation qualifies as performance-based. The Compensation Committee’s policy is to take into account Section 162(m) in establishing compensation of our executives. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to the amount that is deductible under Section 162(m) of the Code. Nevertheless, the Committee determined to pay Mr. Essig’s bonus for 2010 partly in cash and partly in RSUs in order to preserve the deduction for the full bonus amount. (See “Annual Bonus Payments” above.) Similarly, the employment agreement with Mr. Arduini provides that the Committee may determine to pay his bonus for 2012 and future years partly in cash and partly in fully vested RSUs in order to preserve the Company’s deduction for the bonus. In addition, for this reason, his employment agreement provided for his bonus for 2011 to be paid partly in cash and partly in RSUs. The terms of the RSUs referred to above provide for deferral of the payout of the underlying shares until six months following the executive’s separation of service.

The Compensation Committee also endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from, the application of Code Section 409A, the provisions of which may impose additional taxes to employees on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments).

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including stock options, restricted stock, RSUs and other forms of equity compensation). The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis prepared by management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis prepared by management be included in this Proxy Statement and incorporated into our 2011 Annual Report on Form 10-K.

The Compensation Committee of the
Board of Directors

KEITH BRADLEY (CHAIR)
THOMAS J. BALTIMORE, JR.
NEAL MOSZKOWSKI

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information regarding compensation paid to our former Chief Executive Officer, our current President and Chief Executive Officer, our Chief Financial Officer and two other executive officers.

Name and Principal Position (a)	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)		Total ($)
	(b)	(c)	(d)		(e)		(f)		(g)	(h)	(i)		(j)

Stuart M. Essig Executive Chairman and Former Chief Executive Officer(4)	2011 2010 2009	749,038 698,462 614,808	— — —		10,723,200 5,184,038 4,195,011	(5)	— — —		— 300,000 —	— — —	2,861 2,942 3,648		11,475,099 6,185,442 4,813,467

Peter J. Arduini President and Chief Executive Officer(6)	2011 2010 2009	600,000 92,308 —	400,000 500,000 —	(7) (10)	— 1,500,021 —	(8)	— — —	(8)	— — —	— — —	157,213 — —	(9)	1,157,213 2,092,329 —

John B. Henneman, III Executive Vice President, Finance and Administration, and Chief Financial Officer(11)	2011 2010 2009	524,519 499,231 457,404	— — —		— 3,000,046 417,527	(12)	— — —		— 250,000 —	— — —	4,125 2,865 3,648		528,644 3,752,142 878,579

Judith E. O’Grady Senior Vice President, Regulatory Affairs and Quality Systems, and Corporate Compliance Officer	2011 2010 2009	269,231 248,708 244,400	— — —		100,035 58,671 146,657	(13)	— — —		30,800 63,750 87,984	— — —	3,300 3,850 3,648		403,366 374,979 482,689

Jerry E. Corbin Vice President, Corporate Controller and Principal Accounting Officer	2011 2010 2009	255,769 245,615 231,000	— — —		195,915 61,018 150,168	(13)	— — —		28,840 63,750 91,476	— — —	4,125 4,125 3,648		484,649 374,508 476,292

(1)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.

(2)	The amounts in column (g) reflect cash awards earned as a discretionary bonus or pursuant to employment agreements. See “— Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentives” for more information.

(3)	Unless otherwise indicated, the amounts in this column consist of matching contributions made by the Company under the Company’s 401(k) plan. The aggregate amount of perquisites and other personal benefits for each named executive officer except Mr. Arduini was less than $10,000.

(4)	Mr. Essig was appointed Executive Chairman of the Board of Directors, effective as of January 3, 2012. He served as our Chief Executive Officer until January 3, 2012 and as President until November 10, 2010.

(5)	This amount reflects the aggregate grant date fair value of (i) an award of fully vested contract stock/units granted in May 2011 in connection with the extension of Mr. Essig’s employment agreement and (ii) an award of fully vested contract stock/units granted in February 2012 for performance in 2011, but which the Company treated as granted in 2011 in accordance with FASB ASC Topic 718. See notes (4) and (5) to the Grants of Plan-Based Awards table for additional information on these awards.

(6)	Mr. Arduini was appointed President and Chief Executive Officer, effective as of January 3, 2012. He served as President and Chief Operating Officer until January 3, 2012.

(7)	The Company paid Mr. Arduini this amount as the minimum cash bonus required for 2011 pursuant to the terms of his employment agreement.

(8)	Mr. Arduini’s February 2012 contract stock/restricted units grant and March 2012 grant of stock options for 2011 performance are not reflected in the table because the Company granted these awards in 2012. See “— Compensation Discussion and Analysis — 2011 Named Executive Officer Compensation — Equity Awards” for more information.

(9)	This amount consists of (i) $3,329 of Company matching contributions made to the Company’s 401(k) plan and (ii) $153,884 for moving and relocation expenses. Of these expenses, $31,424 was for moving, $38,486 was for travel and $65,322 was for closing costs (but no home buyout). The Company did not pay any tax gross ups in connection with the reimbursement of these expenses.

(10)	The Company paid Mr. Arduini this amount as a hiring bonus pursuant to the terms of his employment agreement.

(11)	Mr. Henneman was appointed Chief Financial Officer on May 13, 2008.

(12)	Mr. Henneman’s February 2012 restricted stock grant for 2011 performance is not reflected in the table because the Company granted the award in 2012. See “— Compensation Discussion and Analysis — 2011 Named Executive Officer Compensation — Equity Awards” for more information.

(13)	The executive’s April 2012 restricted stock grant for 2011 performance is not reflected in the table because the Company granted the award in 2012. See “— Compensation Discussion and Analysis — 2011 Named Executive Officer Compensation — Equity Awards” for more information.

Grants Of Plan-Based Awards

The following table presents information on annual incentive opportunities and equity awards granted under the Company’s 2003 Equity Incentive Plan.

Name (a)	Grant Date (b)		Date of Comp. Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(3) ($) (l)
				Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Stuart M. Essig	05/17/11		05/17/2011	—	—	—	—	—	—	165,000	(4)	—	—	8,378,700
	12/20/11	(5)	02/21/2012	—	—	—	—	—	—	75,000	(5)	—	—	2,344,500
	01/03/11		07/21/2004	—	750,000	—	—	—	—	—		—	—	—

Peter J. Arduini	01/03/11		10/12/2010	—	540,000	—	—	—	—	—		—	—	—

John B. Henneman, III	01/03/11		12/18/2008	—	262,500	—	—	—	—	—		—	—	—

Judith E. O’Grady	04/1/2011		02/22/2011	—	—	—	—	—	—	2,106	(6)	—	—	100,035

Jerry E. Corbin	04/1/2011		02/22/2011	—	—	—	—	—	—	2,106	(6)	—	—	100,035
	07/1/2011		04/07/2011	—	—	—	—	—	—	2,000	(7)	—	—	95,880

(1)	The “Target” is calculated by multiplying the officer’s base salary by the executive’s target award percentages provided in the applicable employment agreement for Messrs. Essig, Arduini and Henneman. Although the amounts shown represent annual incentive opportunities for 2011 for the named executive officers, the Compensation Committee determined not to award cash bonuses to Messrs. Essig and Henneman. Although the Compensation Committee determined to award Mr. Arduini the minimum (target) amount shown above that was required under his employment agreement for 2011 performance, the Committee determined to pay a total of $400,000 of the award in cash (of which $270,000 was paid on August 5, 2011 in connection with a mid-year review and $130,000 was paid on March 2, 2012) and the rest of the award in restricted stock units that vest 100% on the first anniversary of the grant date (which units were awarded on February 21, 2012 and will be shown in the table in our 2012 Proxy Statement). The Compensation Committee did not establish performance targets for Mr. Corbin or Ms. O’Grady for 2011. See “— Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentives” for more information. See column (l) and notes (6) and (7) for more information on the restricted stock awards for Mr. Corbin and column (l) and note (6) for more information on the restricted stock award for Ms. O’Grady. See column (1) and note (5) for more information on the contract stock/units awards for Mr. Essig.

(2)	The amounts shown in this column represent shares of restricted stock, restricted stock units or stock units granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a description of the material terms of these restricted stock and restricted stock unit awards.

(3)	This column reflects the full grant date fair value of the restricted stock, restricted stock units and stock units granted to each named executive officer in 2011. For restricted stock and restricted stock units, fair value is calculated using the closing price of the Company’s common stock on the grant date noted.

(4)	This grant of fully vested contract stock/units was made to Mr. Essig in connection with the extension of his employment agreement. Subject to certain conditions, the shares will be delivered within three days following the first business day immediately following the six-month period after the date of Mr. Essig’s separation of service.

(5)	This grant of fully vested contract stock/units represents the annual equity-based award for Mr. Essig for 2011 performance. Subject to certain conditions, the shares will be delivered within three days following the first business day immediately following the six-month period after the date of Mr. Essig’s separation of service. Pursuant to a letter dated December 20, 2011 from Mr. Essig to the Company, Mr. Essig agreed that the Company could make the grant in the first quarter of 2012 (instead of in December 2011 as required by his employment agreement). On February 21, 2012, the Compensation Committee approved this award, which was the minimum amount required by Mr. Essig’s employment agreement, to be granted on February 21, 2012. We show the grant date in the table as December 20, 2011 (instead of February 21, 2012) because the Company treated the grant as if it was made on December 20, 2011 in accordance with FASB ASC Topic 718.

(6)	This grant of restricted stock was made to the executive for 2010 performance. This grant vests in three equal annual installments, beginning on the first anniversary of the date of grant.

(7)	This grant of restricted stock was made to Mr. Corbin as a special retention award. This grant vests in five equal annual installments, beginning on the first anniversary of the date of grant.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information with respect to outstanding equity awards as of December 31, 2011.

	Option Awards(1)				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price(2) ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($) (j)
Stuart M. Essig	250,000	—	31.38	7/27/2014	—		—		—	—
	200,000	—	34.49	12/17/2014	—		—		—	—
	200,000	—	35.57	12/19/2015	—		—		—	—
	200,000	—	42.53	12/19/2016	—		—		—	—
	200,000	—	40.34	12/18/2017
	125,000	—	48.82	8/14/2018	—		—		—	—
	—	—	—	—	—	(5)	—	(5)	—	—
	—	—	—	—	—	(6)	—	(6)	—	—
	—	—	—	—	—	(7)	—	(7)	—	—
Peter J. Arduini	—	—	—	—	—	(8)	—	(8)	—	—
John B. Henneman, III	50,000	—	44.63	7/1/2018	—		—		—	—
	—	—	—	—	—	(9)	—	(9)	—	—
	—	—	—	—	16,822	(10)	518,622		—	—
Judith E. O’Grady	—	—	—	—	—		—		—	—
	—	—	—	—	5,530	(11)	170,490		—	—
Jerry E. Corbin	—	—	—	—	7,632	(12)	235,295		—	—

(1)	All options issued to Mr. Essig and the option issued to Mr. Henneman in 2008 have a term of 10 years.

(2)	The option exercise price is equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the date of grant.

(3)	Market value is calculated by multiplying the number of shares in column (g) by $30.83, the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on December 31, 2011.

(4)	Market value is calculated by multiplying the number of shares in column (i) by $30.83, the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on December 31, 2011.

(5)	750,000 shares and 375,000 shares of common stock underlying restricted stock units granted to Mr. Essig in 2004 and 2008, respectively, were vested as of the grant date. In addition, 33,334 shares, 33,333 shares and 33,333 shares of common stock underlying restricted stock units granted to Mr. Essig in 2008 vested in 2009, 2010 and 2011, respectively. An additional 33,334 shares, 33,333 shares and 33,333 shares of common stock underlying restricted stock units granted to Mr. Essig in 2009 vested in 2010, 2011 and 2011, respectively. However, Mr. Essig is not entitled to receive such underlying shares until after December 31, 2011. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(6)	165,000 shares of common stock underlying restricted stock units granted to Mr. Essig in 2011 were vested as of the grant date. However, Mr. Essig is not entitled to receive such underlying shares (less 3,487 shares withheld for taxes) until after December 31, 2011. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(7)	108,362 shares of common stock underlying restricted stock units granted to Mr. Essig in 2010 were vested in 2011. However, Mr. Essig is not entitled to receive such underlying shares (less 2,292 shares withheld for taxes) until after December 31, 2011. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(8)	34,868 shares of common stock underlying restricted stock units granted to Mr. Arduini in 2010 were vested as of the date of grant. However, Mr. Arduini is not entitled to receive such underlying shares (less 738 shares withheld to pay taxes) until after December 31, 2011. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(9)	44,439 shares and 44,438 shares of common stock underlying restricted stock units granted to Mr. Henneman in December 2008 were vested in 2009 and 2010, respectively. However, Mr. Henneman is not entitled to receive such underlying shares until after December 31, 2011. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(10)	Consists of 16,822 shares of common stock remaining from an initial restricted stock grant of 62,710 shares (of which 29,067 shares were withheld to pay taxes following an election to be taxed at grant and 16,821 were vested in December 2011) made to Mr. Henneman on December 15, 2010. These remaining shares will vest on the second anniversary of the date of grant.

(11)	Consists of 2,768 shares of restricted stock that vested on April 1, 2012 and, subject to continued employment, 2,045 shares of restricted stock that will vest on April 1, 2013 and 717 shares of restricted stock that will vest on April 1, 2014.

(12)	Consists of 2,816 shares of restricted stock that vested on April 1, 2012 and, subject to continued employment, 2,099 shares of restricted stock that will vest on April 1, 2013, 717 shares of restricted stock that will vest on April 1, 2014 and 2,000 shares of restricted stock granted on July 1, 2011 that will vest in five installments of 400 shares each on the first, second, third, fourth and fifth anniversary of the date of grant.

Option Exercises And Stock Vested

The following table presents information on stock option exercises and stock award vesting during 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Stuart M. Essig	—	—	—	—
Peter J. Arduini	—	—	—	—
John B. Henneman, III	—	—	31,355	970,437
Judith E. O’Grady	7,500	102,375	4,307	204,583
Jerry E. Corbin	—	—	4,356	206,910

(1)	Value realized is calculated on the basis of the difference between the per share exercise price and the market price of the Company’s common stock as reported by the NASDAQ Global Select Market on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

Nonqualified Deferred Compensation in 2011

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)		Aggregate Earnings (Losses) in Last Fiscal Year ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End ($) (f)
Stuart M. Essig	—	14,593,720	(1)	(23,436,934	)(2)	—	49,099,334	(3)
Peter J. Arduini	—	—		(562,121	)(4)	—	1,052,228	(5)
John B. Henneman, III	—	—		(1,463,804	)(6)	—	2,740,078	(7)

(1)	This represents the fair market value of (i) 33,333 shares of common stock underlying restricted stock units (representing a portion from an initial grant in December 2008) that vested on December 18, 2011, based on the $30.68 closing price of our common stock on the trading day immediately preceding the vesting date, (ii) 33,333 shares of common stock underlying restricted stock units (representing a portion from an initial grant in December 2009) that vested on December 17, 2011, based on the $30.68 closing price of our common stock on the vesting date, (iii) 33,333 shares of common stock underlying restricted stock units (representing a portion from an initial grant in December 2009) that vested on December 20, 2011, based on the $31.26 closing price of our common stock on the vesting date, (iv) 35,357 shares of common stock underlying restricted stock units (representing a portion from an initial grant in December 2010 of which 764 shares were withheld to pay taxes) that vested on December 15, 2011, based on the $30.95 closing price of our common stock on the vesting date, (v) 35,357 shares of common stock underlying restricted stock units (representing a portion from an initial grant in December 2010 of which 764 shares were withheld to pay taxes) that vested on December 20, 2011, based on the $31.26 closing price of our common stock on the vesting date, (vi) 35,356 shares of common stock underlying restricted stock units (representing a portion from an initial grant in December 2010 of which 764 shares were withheld to pay taxes) that vested on December 20, 2011, based on the $31.26 closing price of our common stock on the vesting date and (vii) 161,513 shares of common stock underlying restricted stock units from an initial grant in May 2011 of 165,000 units (of which 3,487 units were withheld to pay taxes) which grant was fully vested as of the grant date, based on the $50.78 closing price of our common stock on the vesting date.

(2)	This amount represents the sum of the gain/loss in the value of (i) 33,333 shares of common stock underlying restricted stock units (from an initial grant in December 2008 of 100,000 units) from December 31, 2010 through December 31, 2011, (ii) 33,334 shares of common stock underlying restricted stock units (from an initial grant in December 2008 of 100,000 units) from December 31, 2010 through December 31, 2011, (iii) 33,334 shares of common stock underlying restricted stock units (from an initial grant in December 2009 of 100,000 units) from December 31, 2010 through December 31, 2011, (iv) 750,000 shares of common stock underlying the 2004 grant of restricted stock units from December 31, 2010 through December 31, 2011, (v) 375,000 shares of common stock underlying the August 2008 grant of restricted stock units from December 31, 2010 through December 31, 2011, (vi) 33,333 shares of common stock underlying restricted stock units (from an initial grant in December 2008 of 100,000 units) from December 18, 2011, the vesting date, through December 31, 2011, (vii) 33,333 shares of common stock underlying restricted stock units (from an initial grant in December 2009 of 100,000 units) from December 17, 2011, the vesting date, through December 31, 2011, (viii) 33,333 shares of common stock underlying restricted stock units (from an initial grant in December 2009 of 100,000 units) from December 20, 2011, the vesting date, through December 31, 2011, (ix) 35,357 shares of common stock underlying restricted stock units (from an initial grant in December 2010 of 108,362 units) from December 15, 2011, the vesting date, through December 31, 2011, (x) 35,357 shares of common stock underlying restricted stock units (from an initial grant in December 2010 of 108,362 units) from December 20, 2011, the vesting date, through December 31, 2011, (xi) 35,356 shares of common stock underlying restricted stock units (from an initial grant in December 2010 of 108,362 units) from December 20, 2011, the vesting date, through December 31, 2011 and (xii) 161,513 shares of common stock underlying restricted stock units (from an initial grant in May 2011 of 165,000 units) from May 17, 2011, the vesting date, through December 31, 2011.

(3)	This represents the year-end value of (i) 750,000 shares of common stock underlying restricted stock units granted in 2004, (ii) 375,000 shares of common stock underlying restricted stock units granted in August 2008, both of which grants were vested as of the grant date, (iii) 33,334 shares 33,333 shares and 33,333 shares of common stock underlying restricted stock units that vested in December 2009, December 2010 and December 2011, respectively (from a December 2008 grant), (iv) 33,334 shares, 33,333 shares and 33,333 shares of common stock underlying restricted stock units that vested in December 2010, December 2011 and December 2011, respectively (from a December 2009 grant), (v) 35,357 shares, 35,357 shares and 35,356 shares of common stock underlying restricted stock units that vested in December 2011 (from a December 2010 grant) and (vi) 161,513 shares of common stock underlying restricted stock units from an initial grant in May 2011 of 165,000 units (of which 3,487 were withheld to pay taxes). All of these shares are deliverable within three business days following the first business day that occurs immediately following the six-month period after the date of Mr. Essig’s separation from service from the Company. The aggregate balance shown is based on the $30.83 closing price of our common stock on December 31, 2011.

(4)	This represents the loss in the value of 34,130 shares of common stock underlying restricted stock units from an initial grant in November 2010 of 34,868 units (of which 738 were withheld to pay taxes) from December 31, 2010 through December 31, 2011.

(5)	This represents the year-end value of 34,130 shares of common stock underlying restricted stock units from an initial grant in November 2010 of 34,868 units (of which 738 were withheld to pay taxes). All of these shares are deliverable within 30 days following the first business day that occurs immediately following the six-month period after the date of Mr. Arduini’s separation from service from the Company. The aggregate balance shown is based on the $30.83 closing price of our common stock on December 31, 2011.

(6)	This amount represents the loss in the value of 88,877 shares of common stock underlying restricted stock units (from an initial grant in December 2008) from December 31, 2010 through December 31, 2011.

(7)	This represents the year-end value of 88,877 shares of common stock underlying restricted stock units (from an initial grant in December 2008). All of these shares are deliverable within 30 days following the first business day that occurs immediately following the six-month period after the date of Mr. Henneman’s separation from service from the Company. The aggregate balance shown is based on the $30.83 closing price of our common stock on December 31, 2011.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements with each of its named executive officers other than Mr. Corbin which provide certain payments and benefits upon any of several events of termination of employment, including termination of employment in connection with a change in control. This section describes these payments and benefits, with amounts calculated based on the assumption that a named executive officer’s termination of employment with the Company occurred on December 30, 2011. On December 30, 2011, the Company’s common stock had a closing sale price on the NASDAQ Global Select Market of $30.83. Actual amounts payable would vary based on the date of the named executive officer’s termination of employment and can only be finally determined at that time.

Unless specified otherwise, the information in this section is based upon the terms of (i) the Second Amended and Restated Employment Agreement between the Company and Stuart M. Essig, dated as of July 27, 2004 and subsequently amended on December 19, 2006, March 6, 2008, August 6, 2008 and April 13, 2009 (the “Essig Agreement”); (ii) the Employment Agreement between the Company and Peter J. Arduini, dated as of October 12, 2010 (the “Arduini Agreement”); (iii) the Amended and Restated Employment Agreement, between the Company and John B. Henneman, III, dated December 19, 2005 and subsequently amended on January 2, 2008, December 18, 2008, April 13, 2009, and October 12, 2010 (the “Henneman Agreement); and (iv) the Severance Agreement, dated as of January 3, 2011, between the Company and Judith O’Grady (the “O’Grady Agreement”) (the Essig Agreement, the Arduini Agreement, the Henneman Agreement and the O’Grady Agreement are collectively referred to in this section as the “Agreements”).

Payments Upon Termination By The Company Without Cause Or By The Executive For Good Reason Prior to a Change in Control

The Agreements provide each of the applicable named executive officers (except Ms. O’Grady) with severance payments and benefits upon termination of employment by the Company without cause or by the executive for good reason before a change in control of the Company. For Mr. Essig, the Company will pay him a lump sum cash severance payment equal to his annual base salary (including the minimum increases) during the remainder of the current term of his agreement. For Messrs. Arduini and Henneman, the Company will pay them a lump sum cash severance payment equal to the sum of their annual base salary as of their last day of active employment and their target bonus for the year of termination.

In addition, the Agreements provide that the Company will pay to each of the applicable named executive officers (other than Ms. O’Grady), for a specified period of time, the monthly premium for COBRA family coverage under the Company’s group health plan, a related gross-up payment (for Mr. Essig only) based on a 45% tax rate and the monthly premium cost that the Company would have paid to cover the executive under the Company’s group life insurance had the executive’s employment not terminated. Specifically, Mr. Essig generally will receive payments until the end of the then-current term (currently December 31, 2012), and the other applicable executives generally will receive payments for a maximum of one year following their date of termination. In addition, the Company will pay Messrs. Arduini and Henneman the monthly premium cost for disability insurance under the Company’s plan for a maximum of one year following termination.

The Agreements also provide the applicable named executive officers (except Ms. O’Grady) with accelerated vesting of their equity awards upon such termination of employment. In addition, for Mr. Essig, all of his stock options will remain exercisable through their original expiration dates and he will receive the shares of common stock underlying the 750,000 restricted stock units granted to him on July 27, 2004 (the “2004 RSUs”) and the 375,000 restricted stock units and 100,000 restricted stock units granted to him on August 6, 2008, December 19, 2008, December 17, 2009 and December 15, 2010, respectively, (collectively, the “2008, 2009 and 2010 RSUs”), as well as the 165,000 restricted stock units granted to him on May 17, 2011 (the “2011 RSUs”). In addition, Mr. Henneman will receive payment of common stock underlying the 88,877 restricted stock units granted to him in December 2008, and Mr. Arduini will receive payment of common stock underlying the 34,868 restricted stock units granted to him in November 2010. In all cases, the number of shares distributed will be net of applicable shares withheld for employment or income taxes at the time of grant, vesting or distribution. Further, Mr. Henneman’s 2008 stock option grant will remain exercisable through its original expiration date.

The O’Grady Agreement provides that upon termination of her employment prior to a change in control, the Company’s standard employment policies and practices that are applicable to her at the time of her termination would be applicable, unless a written employment agreement between the Company and Ms. O’Grady is in effect at the time of such termination. The Company currently does not have a written severance plan for employees generally or a separate employment agreement with Ms. O’Grady. Accordingly, Ms. O’Grady will not be entitled to any payments or benefits upon termination of her employment without cause prior to a change in control.

Good reason under the Agreements generally exists if (i) the Company materially breaches the respective Agreement and does not cure the breach within a specified period of time after its receipt of written notice of such breach; (ii) the Company relocates the executive to a location more than forty miles from Princeton, New Jersey (or for Mr. Essig only, more than thirty miles from Princeton, New Jersey and sixty miles from New York, New York); (iii) without the executive’s express written consent, the Company reduces the executive’s base salary or bonus opportunity, or materially reduces the aggregate fringe benefits provided to the executive, or substantially alters the executive’s authority and/or title in a manner reasonably construed to constitute a demotion, provided that, for all executives (except Mr. Essig), the executive resigns within ninety days after the change objected to; (iv) without the executive’s express written consent, the executive fails at any point after a change in control to hold the title and authority with the parent corporation of the surviving corporation after the change in control (or, for all executives other than Mr. Essig, if there is no parent corporation, the surviving corporation) that the executive held with the Company immediately prior to the change in control, provided that the executive resigns within one year after the change in control (or for Mr. Essig only, he resigns for good reason within eighteen months after the change in control (in which case, no notice or cure period would apply)); or (v) the

Company fails to obtain the assumption of the executive’s Agreement by any successor company. The Essig Agreement provides for the following additional “good reason” terminations rights that are specific only to Mr. Essig: (i) if the Board of Directors fails to nominate him as a candidate for director; (ii) if he is not appointed as the President and Chief Executive Officer of the Company or as a member of the Board of Directors; (iii) if the Company materially breaches any equity compensation plan implemented after July 27, 2004 or any of the agreements evidencing his equity grant awards; (iv) if the Company materially fails to provide annual medical examinations and vacation benefits, or to substantially provide any material employee benefits due to him (other than any such failure which affects all senior executive officers); (v) if the Company fails to indemnify him in all material respects in accordance with the Company’s Bylaws and terms of any directors and officers liability insurance policy; or (vi) if the Company fails to initiate the procedures, as soon as practicable, to establish and maintain registration statements with respect to stock options and restricted stock units granted to him prior to July 27, 2004. Mr. Essig consented to the November 1, 2010 change in his title to Chief Executive Officer and acknowledged that the change would not constitute a “good reason” termination of his employment.

Payments Upon Termination For Cause Or By Executive Without Good Reason

The Agreements generally do not provide the applicable named executive officers with any payments or other benefits in the event of their termination of employment by the Company for cause or by the executive without good reason other than amounts accrued and owing, but not yet paid, as of the date of the executive’s termination of employment.

A termination for cause under each Agreement generally would result from an executive’s: (i) continued failure to perform the executive’s stated duties in all material respects for a specified period of time after receipt of written notice of such failure; (ii) intentional and material breach of any provision of the Agreement which is not cured (if curable) within a specified period of time after receipt of written notice of such breach; (iii) demonstrated personal dishonesty in connection with the executive’s employment with the Company; (iv) breach of fiduciary duty in connection with the executive’s employment with the Company; (v) willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or (vi) conviction or plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries.

Payments Upon Non-Renewal of Employment Agreement

The Essig Agreement provides that, upon nonrenewal of the term of such Agreement, all of his outstanding stock options granted after July 27, 2004 will remain exercisable through their original expiration dates. In addition, he will receive the shares underlying his 2004 RSUs and the shares underlying his 2008, 2009, 2010 and 2011 RSUs.

The Henneman Agreement provides that the Company will pay him the same payments and benefits as those payments and benefits described above under “Payments Upon Termination By The Company Without Cause Or By The Executive For Good Reason Before A Change In Control” in the event of termination of his employment by reason of the Company’s election not to extend the term of the Henneman Agreement. In addition, the July 2008 stock option grant agreement with Mr. Henneman provides that, upon nonrenewal of the term of his employment agreement, his July 2008 stock option grant will remain exercisable through its original expiration date. Further, he will receive the shares underlying his 2008 grant of restricted stock units.

Except as described above, no other Agreement with any executive officer provides for payments or benefits upon nonrenewal of the respective term of the Agreement.

Payments Upon Death

Only the Essig, Arduini and Henneman Agreements provide severance payments and benefits upon death. Specifically, if Messrs. Essig, Arduini and Henneman die during the term of their employment, then the Company will pay to their estate a lump sum payment equal to one times their annual base salary. In addition, the Company generally will pay their eligible beneficiaries the monthly premium for COBRA family coverage under the Company’s group health plan and, for Mr. Essig only, a related gross-up payment based on a 45% tax rate for a period of one year from the date of their death.

The Essig, Arduini and Henneman Agreements also provide for acceleration of their respective equity compensation awards. In addition, all of Mr. Essig’s stock options will remain exercisable until one year following his death, but in no event beyond their respective original expiration dates (except as described below with respect to his 2008 option grant). The options covered by Mr. Essig’s 2008 option grant will remain exercisable until the later of (i) December 31, 2011 or any extended expiration date of the employment agreement or (ii) one year following his death, but in no event beyond the option’s expiration date. Moreover, as promptly as practicable following his death, Mr. Essig’s estate will receive the shares underlying his 2004 RSUs and the shares underlying his 2008, 2009, 2010 and 2011 RSUs. The options covered by Mr. Henneman’s 2008 option grant will remain exercisable until one year following his death, but in no event beyond the option’s expiration date. In addition, the estate of Mr. Henneman will receive the shares underlying his 2008 grant of restricted stock units, and the estate of Mr. Arduini will receive the shares underlying his 2010 grant of restricted stock units.

Payments Upon Disability

Only the Essig Agreement provides payments upon termination of Mr. Essig’s employment on account of disability. Specifically, if his employment is terminated on account of his disability, then the Company will pay him an amount equal to (i) if such payments are taxable, his then-current base salary, or alternatively, (ii) if such payments are not taxable, the after-tax equivalent of his then-current base salary, in either case until December 31, 2011. The Company generally will pay to Mr. Essig for a period of one year the monthly premium for COBRA family coverage under the Company’s group health plan, a related gross-up payment based on a 45% tax rate and the monthly premium cost that the Company would have paid to cover him under the Company’s group life insurance had his employment not terminated. Following December 31, 2011, Mr. Essig will continue to be entitled to receive long-term disability benefits under the Company’s long-term disability program in effect at such time to the extent he is eligible to receive such benefits.

In addition to the foregoing payments upon his termination of employment on account of his disability, all of Mr. Essig’s stock options will immediately vest and will remain exercisable until one year following his termination, but in no event beyond their respective original expiration dates (except as described below with respect to his 2008 option grant). The options covered by Mr. Essig’s 2008 option grant that are vested at the time of his termination for disability will remain exercisable until the later of (i) December 31, 2011 or any extended expiration date of the employment agreement or (ii) one year following his termination for disability, but in no event beyond the option’s expiration date. In addition, as promptly as practicable following such termination, all shares underlying his outstanding 2004 RSUs and 2008, 2009, 2010 and 2011 RSUs will be paid to him.

The options covered by Mr. Henneman’s 2008 option grant will remain exercisable until one year following termination on account of disability, but in no event beyond the options’ expiration date. In addition, as promptly as practicable following such termination, Mr. Henneman will receive the shares underlying his 2008 grant of restricted stock units, and Mr. Arduini will receive the shares underlying his 2010 grant of restricted stock units.

Although no cash severance payments will be made to Messrs. Arduini and Henneman upon their termination of employment on account of their disability, all of their equity awards will accelerate and become fully vested on the date of their termination of employment for disability.

Under the Agreements, disability generally means the executive’s inability to perform his duties by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not less than six months.

Payments in Connection with a Change in Control

The Agreements provide each of the applicable named executive officers with severance payments and benefits upon termination of their employment in connection with or following a change in control. If (i) Mr. Essig’s employment is terminated by the Company for a reason other than death, disability, or cause, (ii) Mr. Essig terminates his employment for good reason, or (iii) the Company fails to renew the Essig Agreement, in each case, within eighteen months following a change in control, he will be entitled to a severance payment equal to the sum of (a) 2.99 times the sum of his base salary and target bonus for the fiscal year of his termination and (b) a pro rata portion of his target bonus in the year of termination. In addition, the Company will generally pay him until the later of the expiration of the then-current term of his employment agreement or for one year after termination the monthly premium for COBRA family coverage under the Company’s group health plan, a related gross-up payment based on a 45% tax rate and the monthly premium cost that the Company would have paid to cover him under the Company’s group life insurance had his employment not terminated. Moreover, the Company will reimburse him for all reasonable legal fees and expenses incurred by him as a result of such termination of employment. The Company will also pay him interest on any severance payments that are delayed for six months because of the application of section 409A of the Code.

The Agreements with the other applicable named executive officers provide that, if within twelve months (or eighteen months for Mr. Arduini) of a change in control, their employment with the Company is terminated by the Company for a reason other than death, disability or cause, or they terminate employment with the Company for good reason, (or for Mr. Henneman, if his employment terminates as a result of the Company’s election not to extend the term of the Henneman Agreement), the Company will pay a lump sum cash payment equal to a multiple (2.99 times for Messrs. Arduini and Henneman) of the sum of their annual base salary and target bonus (or for Ms. O’Grady, one times base salary). In addition, the Company will generally pay to such executives (other than Ms. O’Grady), the monthly premium for COBRA family coverage under the Company’s group health plan and the monthly premium cost that the Company would have paid to cover the executive under the Company’s group life and disability insurance had the executive’s employment not terminated for a period generally ending on the earlier to occur of (i) their date of death or (ii) December 31, 2013 for Mr. Arduini and the later of December 19, 2014 or December 19 of the year following the year in which termination occurs for Mr. Henneman. The O’Grady Agreement provides that, for a period ending on the earlier to occur of (i) one year after termination of employment or (ii) her date of death, the Company will generally provide health coverage in the Company’s health insurance program (if continuation of coverage is not prohibited) and reimburse her for the cost of the monthly healthcare premiums, less the amount she was required to pay for monthly coverage immediately before termination, on an after-tax basis. In addition, the Company will pay her a lump sum payment equal to the premium cost of continuing the life and disability insurance in effect on the date of termination (if continuation of coverage is not prohibited) until the earlier of (i) one year after termination or (ii) her date of death.

The Essig, Henneman and O’Grady Agreements also provide that the Company will pay all reasonable legal fees and expenses incurred by the executives as a result of their termination of employment.

Mr. Essig’s Agreement provides that if any payment, coverage or benefit provided to him is subject to the excise tax under section 4999 of the Code, he will be grossed-up so that he would be in the same net after-tax position he would have been in had sections 280G and 4999 of the Code not applied. The O’Grady Agreement provides that if any payment or benefit provided to her would be subject to the excise tax under section 4999 of the Code, the amounts payable to her and benefits she will receive will be reduced so that no amounts she would receive would be subject to the excise tax under section 4999 of the Code if such reduction would result in her receiving a greater amount on an after-tax basis than if no reduction has occurred.

The Company’s equity plans provide for the acceleration of the vesting and/or delivery of all equity compensation awards for all of the named executive officers upon a change in control, regardless of whether their employment has terminated. The Essig Agreement provides that all stock options granted to Mr. Essig will remain exercisable through their original expiration dates, and he will generally receive payment of all outstanding restricted stock units (including the shares underlying his 2004 RSUs and his 2008, 2009, 2010 and 2011 RSUs) on the date of the change in control. In addition, Mr. Henneman will receive payment of common stock underlying the restricted stock units granted to him in December 2008, and Mr. Arduini will receive payment of common stock underlying the restricted stock units granted to him in November 2010. Further, Mr. Henneman’s 2008 stock option grant will remain exercisable through its original expiration date.

Under the Agreements, a change in control would be deemed to have occurred: (i) if the beneficial ownership of securities representing more than fifty percent (or for Mr. Essig only, thirty-five percent) of the combined voting power of the voting securities of the Company is acquired by any individual, entity or group; (ii) if the individuals who, as of the date of the Agreement, constitute the Board of Directors cease for any reason (for the Arduini, Henneman and O’Grady Agreements, during any period of at least twenty-four months) to constitute at least a majority of the Board of Directors; (iii) upon consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of assets of the Company or the acquisition of assets or stock of another entity; or (iv) upon approval by the stockholders of a complete liquidation or dissolution of the Company.

Restrictive Covenants And Other Conditions

The foregoing severance benefits payable upon termination of employment prior to or after a change in control to the applicable named executive officers (except Ms. O’Grady) are conditioned on, for Messrs. Essig, Arduini and Henneman, their execution of a mutual release.

In addition, for all of the applicable named executive officers, such benefits are consideration for the restrictive covenants set forth in their respective Agreements; provided, however, that the noncompetition and nonsolicitation covenants would not apply to Mr. Essig if he is terminated by the Company without cause or he terminates his employment for good reason prior to a change in control. Specifically, during the term of their employment with the Company and the one-year period thereafter (or for Mr. Essig, the two-year period thereafter), all of the named executive officers generally may not compete against the Company or solicit employees and customers of the Company.

Summary of Potential Payments

The following table summarizes the payments that would be made by the Company to the named executive officers upon the events discussed above, assuming that each named executive officer’s termination of employment with the Company occurred on December 30, 2011 or a change in control of the Company occurred on December 30, 2011, as applicable:

Named Executive Officer	Termination Without Cause or With Good Reason (Before a Change In Control)	Non-Renewal of Agreement	Death	Disability	Upon a Change in Control (With or Without Termination)	Termination Without Cause or With Good Reason (After a Change in Control)
Stuart M. Essig
Cash Severance	$800,000	$—	$750,000	$750,000	$—	$5,235,000
Continued Health & Other Benefits(1)	$29,964	$—	$29,964	$29,964	$—	$29,964
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants(2)	$—	$—	$—	$—	$—	$—
Fees/Interest(3)	$1,869	$—	$—	$—	$—	$11,857
280G Gross-up Amount	$—	$—	$—	$—	$—	$—
Total	$831,833	$—	$779,964	$779,964	$—	$5,276,821
Peter J. Arduini
Cash Severance	$1,140,000	$—	$600,000	$—	$—	$3,408,600
Continued Health & Other Benefits(1)	$16,596	$—	$16,596	$—	$—	$33,192
Acceleration of Stock Options	—	$—	—	$—	$—	$—
Acceleration of Other Grants(2)	—	$—	—	$—	$—	$—
Fees/Interest(3)	$2,605	$—	—	$—	$—	$7,751
280G Gross-up Amount	—	$—	—	$—	$—	$—
Total	$1,159,201	$—	$616,596	$—	$—	$3,449,543
John B. Henneman, III
Cash Severance	$787,500	$787,500	$525,000	$—	$—	$2,354,625
Continued Health & Other Benefits(1)	$16,596	$16,596	$16,596	$—	$—	$49,788
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants(2)	$518,622	$—	$518,622	$518,622	$518,622	$518,622
Fees/Interest(3)	$2,979	$—	$—	$—	$—	$6,583
280G Gross-up Amount	$—	$—	$—	$—	$—	$—
Total	$1,325,697	$804,096	$1,060,218	$518,622	$518,622	$2,929,618
Judith E. O’Grady
Cash Severance	$—	$—	$—	$—	$—	$275,000
Continued Health & Other Benefits(1)	$—	$—	$—	$—	$—	$11,844
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants	$—	$—	$—	$—	$170,490	$170,490
Fees/Interest(3)	$—	$—	$—	$—	$—	$1,030
280G Gross-up Amount	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$170,490	$458,364
Jerry E. Corbin
Cash Severance	$—	$—	$—	$—	$—	$—
Continued Health & Other Benefits	$—	$—	$—	$—	$—	$—
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants	$—	$—	$—	$—	$235,295	$—
Fees/Interest	$—	—	—	—	—	—
280G Gross-up Amount	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$235,295	$—

(1)	For Mr. Essig, the premium cost for health, life and disability insurance is assumed to be $2,497 per month, which includes $1,115 for a gross-up for taxes (based on an assumed 45% tax rate) on the health insurance premium cost. For Messrs. Arduini and Henneman, the premium cost for health, life and disability insurance is assumed to be $1,383 per month with no gross-up. For Ms. O’Grady, the premium cost for health, life and disability insurance (less that amount she would have been required to pay for such coverage immediately before termination) is assumed to be $987 per month, which includes $435 for a gross-up for taxes (based on an assumed 45% tax rate) on the health insurance premium cost.

(2)	For information on vested and deferred restricted stock units, see the Nonqualified Deferred Compensation table. The value of vested awards is not included in this table.

(3)	The Essig, Henneman and O’Grady Agreements provide for reasonable legal fees and expenses that may be incurred by the executive as a result of the executive’s termination of employment related to a change in control. However, the table does not include a value for these fees and expenses because they would be incurred only if there is a dispute under these Agreements. Thus, these amounts are undeterminable. For Messrs. Arduini, Essig and Henneman and Ms. O’Grady, the amount shown represents the interest on the executive’s respective cash severance payment (cash severance plus premium cost for health and other insurance benefits) if it is required to be delayed for six months because of the application of section 409A of the Code, with such interest applied at the rate of 0.45% compounded monthly.

DIRECTOR COMPENSATION

The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of non-employee director compensation include an annual equity grant and an annual retainer.

Compensation.    The compensation of directors during 2011 included the compensation payable during the period beginning with the Company’s 2010 Annual Meeting of Stockholders on May 19, 2010 and ending with the Company’s 2011 Annual Meeting of Stockholders on May 17, 2011.

As compensation for their service during the period beginning with the Company’s 2010 Annual Meeting of Stockholders, non-employee directors were able to elect to receive an annual equity grant of 1,875 shares of restricted stock or options to purchase 7,500 shares of common stock (with the Chairman of the Board of Directors being able to elect to receive 2,500 shares of restricted stock instead of options to purchase 10,000 shares of common stock). Directors also received an annual retainer of $60,000, payable in one of four ways, at their election: (1) in cash, (2) in restricted stock, (3) one half in cash and one half in restricted stock, or (4) in options to purchase common stock (the number of options determined by valuing the options at 25% of the fair market value of our common stock underlying the option), with a maximum of 7,500 options.

In addition, effective as of the 2011 Annual Meeting of Stockholders, the annual retainer for non-employee directors was increased from $60,000 to $75,000, payable in the four ways described above, except that if options are selected, the number of options will be determined by valuing the options at one-third (previously at one-quarter) of the fair market value of the common stock underlying the options. In addition, the number of shares of restricted stock that non-employee directors will receive if they elect to receive the annual equity grant in restricted stock was increased from 1,875 to 2,500 (and from 2,500 to 3,325 for the Chairman). The number of options that non-employee directors will receive if they elect to receive the annual equity grant in options remains unchanged at 7,500 options (or 10,000 for the Chairman).

Effective as of the 2012 Annual Meeting of Stockholders, any presiding director will receive an annual presiding director fee of $25,000 payable in cash.

The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.

The following table provides details of the total compensation earned by non-employee directors in 2011.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2)(3) ($) (c)	Option Awards(4)(5) ($) (d)	Total ($) (h)

Thomas J. Baltimore, Jr.	—	201,952	—	201,952
Keith Bradley	67,500	126,950	—	194,450
Richard E. Caruso	—	—	276,902	276,902
Neal Moszkowski	—	—	228,932	228,932
Raymond G. Murphy	—	201,952	—	201,952
Christian S. Schade	—	75,002	143,910	218,912
James M. Sullivan	67,500	126,950	—	194,450
Anne M. VanLent	67,500	126,950	—	194,450

(1)	Includes amounts earned for 2011, but not paid until 2012.

(2)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.

(3)	Stock awards outstanding as of December 31, 2011 for each director consisted of restricted shares of common stock, as follows: Thomas J. Baltimore, Jr. — 1,988; Keith Bradley — 1,250; Richard E. Caruso — 0; Neal Moszkowski — 0; Raymond G. Murphy — 1,988; Christian S. Schade — 738; James M. Sullivan — 1,250 and Anne M. VanLent — 1,250.

(4)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of assumptions used to estimate fair value, please see Note 7, “Stock Purchase and Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(5)	The aggregate number of options held by each director as of December 31, 2011 was as follows: Thomas J. Baltimore, Jr. — 0; Keith Bradley — 7,500; Richard E. Caruso — 45,219; Neal Moszkowski — 77,179; Raymond G. Murphy — 7,500; Christian Schade — 45,000; James M. Sullivan — 20,039 and Anne M. VanLent — 54,460.

Stuart Essig, the Company’s former Chief Executive Officer is not included in this table because during the last fiscal year, Mr. Essig was an employee of the Company and did not receive compensation for his services as a director. The compensation received by Mr. Essig as an employee of the Company is shown above in the Summary Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	3,210,432	(2)	$38.68	(3)	3,074,002	(4)
Equity compensation plans not approved by stockholders	—		—		—
Total	3,210,432		$38.68		3,074,002

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)	Consists of (a) 2,585 shares of common stock underlying unvested Restricted Stock Units, (b) 9,322 shares of common stock underlying outstanding unvested contract stock, (c) 16,930 shares of common stock underlying outstanding unvested options, (d) 750,000 shares underlying vested and deferred Restricted Stock Units, (e) 966,328 shares underlying vested and deferred contract stock and (f) 1,465,267 shares of common stock underlying outstanding vested options. Of these amounts, the following securities are issuable under the 2003 Plan: (a) 752,585 shares of common stock underlying Restricted Stock Units, (b) 975,650 shares of common underlying contract stock and (c) 1,410,399 shares of common stock underlying outstanding options.

(3)	Excluding the Restricted Stock Units, performance stock and contract stock, the weighted average exercise price is $38.68.

(4)	Consists of 1,060,269 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and 2,013,733 shares which remain available for issuance under the other Approved Plans, including 1,915,720 shares under the 2003 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Baltimore, Dr. Bradley and Mr. Moszkowski are the current members of the Compensation Committee. None of our compensation committee members currently serves nor did they ever serve as an officer or employee or former officer of the Company or had any relationship requiring disclosure herein pursuant to Securities and Exchange Commission regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under Securities and Exchange Commission regulations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Pursuant to a written policy, the Company reviews all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in excess of $100,000 in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:

(a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

(b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

(c) any immediate family member of any of the foregoing persons; and

(d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

If the Company’s legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the Securities and Exchange Commission, the proposed transaction shall be submitted to the Audit Committee for consideration.

The Audit Committee, will consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related

Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.

The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the transaction shall be presented to the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).

Related Person Transactions

The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Provco Industries, owns a 50% interest in Plainsboro Associates. Provco Industries’ stockholders are trusts whose beneficiaries include the children of Dr. Caruso, a director and a principal stockholder of the Company. Dr. Caruso is the President of Provco Industries. The Company paid $250,830 in rent for this facility during 2011.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Audit Committee operates pursuant to a Charter that the Board amended and restated on July 26, 2011, a copy of which is available on the Company’s website.

As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal audit function, internal controls over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting and expressing an opinion as to the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting process.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting as of December 31, 2011. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission on February 27, 2012.

The Audit Committee of the Board of Directors

ANNE M. VANLENT (CHAIR)
RAYMOND G. MURPHY
CHRISTIAN S. SCHADE
JAMES M. SULLIVAN

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock as of February 29, 2012 by: (a) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, based upon Company records or statements filed with the Securities and Exchange Commission; (b) each of the Company’s directors and nominees for directors; (c) each of the named executive officers; and (d) all executive officers, directors and nominees as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person. Unless otherwise provided, the address of each individual listed below is c/o Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Owned(1)		Right to Acquire(2)		Total		Percent of Class(3)
Peter J. Arduini	—		—	(4)	—		*
Thomas J. Baltimore, Jr.	18,011		—		18,011		*
Keith Bradley, Ph.D.	2,862		7,500		10,362		*
Richard E. Caruso, Ph.D.	6,661,614	(5)	41,612		6,703,226	(5)	24.9%
Stuart M. Essig	640,312	(6)	1,175,000	(7)	1,815,312	(6)	6.5%
Neal Moszkowski	3,511		74,197		77,708		*
Raymond G. Murphy	9,708		7,500		17,208		*
Christian S. Schade	5,977		43,125		49,102		*
James M. Sullivan	11,171		20,039		31,210		*
Anne M. VanLent	5,978		54,460		60,438		*
John B. Henneman, III	72,542		50,000	(8)	122,542		*
Jerry E. Corbin	12,457		—		12,457		*
Judith E. O’Grady	31,286		—		31,286		*
All directors, nominees for director and executive officers as a group (13 persons)	7,475,429	(9)	1,473,433	(10)	8,948,862	(9)	31.6%
Provco Leasing Corporation 1105 N. Market Street Suite 602 Wilmington, DE 19801	6,614,543	(11)	—		6,614,543	(11)	24.6%
Tru St Partnership, L.P. 795 East Lancaster Avenue Suite 200 Villanova, PA 19085	6,591,205	(12)	—		6,591,205	(12)	24.5%
FMR LLC and Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	2,206,553	(13)	—		2,206,553	(13)	8.2%
Tremblant Capital Group 767 Fifth Avenue New York, NY 10153	1,682,081	(14)	—		1,682,081	(14)	6.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,589,686	(15)	—		1,589,686	(15)	5.9%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	1,356,083	(16)	—		1,356,083	(16)	5.0%

*	Represents beneficial ownership of less than 1%.

(1)	Excludes shares that may be acquired through stock option exercises, restricted stock units or performance stock.

(2)	Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of February 29, 2012 upon the exercise of an option or other convertible security are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(3)	As of February 29, 2012, we had 26,884,071 shares of common stock outstanding.

(4)	Excludes outstanding Restricted Stock Units awarded to Mr. Arduini in November 2010 which entitle him to an aggregate of 34,130 shares of common stock. These Restricted Stock Units vested on the grant date, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 29, 2012.

(5)	Includes 6,591,205 shares held by Tru St Partnership, L.P., a Pennsylvania limited partnership (“Tru St”) (also see footnote 11 below). Also includes 23,338 shares held by Provco Leasing Corporation (“Provco”), of which Dr. Caruso is President and sole director and 9,000 shares held by The Uncommon Individual Foundation, of which Dr. Caruso is the Chief Executive Officer. Provco is the corporate general partner of Tru St. Dr. Caruso may be deemed to have shared voting and dispositive power over the shares held by Tru St and Provco. Also includes 38,071 shares owned by Dr. Caruso. Dr. Caruso disclaims beneficial ownership of the shares held by Tru St, Provco and The Uncommon Individual Foundation, except to the extent of his pecuniary interest therein. Dr. Caruso’s address is c/o The Provco Group, LTD, 795 E. Lancaster Avenue, Suite 200, Villanova, PA 19085.

(6)	Pursuant to the terms of a forward sale contract entered into with Credit Suisse First Boston Capital LLC on December 14, 2004, Mr. Essig is obligated to deliver to Credit Suisse First Boston Capital LLC on March 28, 2013 between 264,550 and 500,000 shares of common stock (or, at the election of Mr. Essig, the cash equivalent of such shares). Mr. Essig retains voting power over these shares pending the settlement of the forward sale contract.

(7)	Excludes outstanding Restricted Stock Units awarded to Mr. Essig in 2004, which entitle him to receive an aggregate of 750,000 shares of common stock. These 750,000 Restricted Stock Units held by Mr. Essig vested on the grant date, but are not yet deliverable and do not give him the right to acquire any shares within 60 days of February 29, 2012. Also excludes outstanding Restricted Stock Units awarded to Mr. Essig in August 2008, which entitle him to receive an aggregate of 375,000 shares of common stock. These 375,000 Restricted Stock Units held by Mr. Essig vested on the grant date, but are not yet deliverable and do not give him the right to acquire any shares within 60 days of February 29, 2012. Also excludes outstanding Restricted Stock Units awarded to Mr. Essig in December 2008 and December 2009, of which 33,334 units vested in December 2009, 66,667 units vested in December 2010 and 99,999 units vested in December 2011. These vested Restricted Stock Units are not yet deliverable and do not give Mr. Essig the right to acquire any shares within 60 days of February 29, 2012. Also excludes outstanding Restricted Stock Units awarded to Mr. Essig in December 2010, of which 35,357 units vested on December 15, 2011, and 70,713 units vested on December 20, 2011. These vested Restricted Stock Units held by Mr. Essig are not yet deliverable and do not give him the right to acquire any shares within 60 days of February 29, 2012. Also excludes outstanding Restricted Stock Units awarded to Mr. Essig in May 2011, which entitle him to receive an aggregate of 161,513 shares of common stock. These 161,513 Restricted Stock Units held by Mr. Essig vested on the grant date, but are not yet deliverable and do not give him the right to acquire any shares within 60 days of February 29, 2012. Also excludes outstanding Restricted Stock Units awarded to Mr. Essig in February 2012, which entitle him to receive an aggregate of 73,415 shares of common stock. These 73,415 Restricted Stock Units held by Mr. Essig vested on the grant date, but are not yet deliverable and do not give him the right to acquire any shares within 60 days of February 29, 2012.

(8)	Excludes outstanding Restricted Stock Units awarded to Mr. Henneman in December 2008 of which 44,439 units vested in December 2009 and 44,438 units vested in December 2010. These vested Restricted Stock Units are not yet deliverable and do not give the executive the right to acquire any shares within 60 days of February 29, 2012.

(9)	See footnotes 5 and 6 above.

(10)	See footnotes 4, 7 and 8 above.

(11)	Includes 6,591,205 shares held by Tru St (see footnote 12 below), of which Provco is the general corporate partner. Provco may be deemed to have shared voting and dispositive power over these shares.

(12)	Pursuant to the terms of a forward sale contract entered into with Credit Suisse First Boston Capital LLC on November 23, 2004, Tru St is obligated to deliver to Credit Suisse First Boston Capital LLC on January 15, 2013 between 322,581 and 600,000 shares of common stock (or, at the election of Tru St, the cash equivalent of such shares). Tru St retains voting power over these shares pending the settlement of the forward sale contract.

(13)	FMR LLC, a holding company of investment companies, and Edward C. Johnson 3d each report beneficially owning and having sole dispositive power over 2,206,553 shares of which FMC LLC has sole voting power over 3,040 shares. Of the 2,206,553 shares, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “1940 Act”), is the beneficial owner of 2,203,843 shares as a result of acting as an investment adviser to various investment companies registered under the 1940 Act. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole dispositive power over 2,203,843 shares owned by the funds. Members of the family of Mr. Johnson, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the voting agreement, members of the Johnson family group may be deemed under the 1940 Act to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the fund’s board of trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the 1940 Act, is the beneficial owner of 2,580 shares as a result of its serving as an investment adviser. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC ares as a result of its serving as investment manager of institutional accounts owning such shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by FMR LLC with the Securities and Exchange Commission on February 14, 2012.

(14)	Tremblant Capital Group has sole voting and dispositive power over all of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Tremblant Capital Group with the Securities and Exchange Commission on February 14, 2012.

(15)	BlackRock, Inc. has sole voting and dispositive power over all of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 13, 2012.

(16)	Capital Research Global Investors, a division of Capital Research and Management Company, has sole voting and sole dispositive power over all of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Capital Research Global Investors with the Securities and Exchange Commission on February 9, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the Company’s outstanding shares of common stock and certain other holders of such shares (collectively, “Covered Persons”), to file with the Securities and Exchange Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.

Based solely upon the Company’s review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company’s knowledge all of the Section 16(a) filing requirements applicable to Covered Persons were complied with during 2011, except for the following, which resulted from an administrative error: a statement of changes in beneficial ownership of securities on Form 4 for one purchase of common stock on November 2, 2011 was filed late by Dr. Richard Caruso, a director of the Company.

STOCKHOLDER PROPOSALS

The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2013 Annual Meeting of Stockholders is December 21, 2012. Such proposals must be sent to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Senior Vice President, General Counsel, Administration and Secretary. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is December 21, 2012. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange is received by the Company after December 21, 2012, then the Company’s proxy for the 2013 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such annual meeting of stockholders.

Our Bylaws require, among other things, that a stockholder may present a proposal at the 2013 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Senior Vice President, General Counsel, Administration and Secretary at our principal executive offices between January 17, 2013 and the close of business on February 18, 2013. The proposal must contain the specific information required by our Bylaws. You may obtain a copy of the Bylaws by writing to our Senior Vice President, General Counsel, Administration and Secretary.

OTHER MATTERS

A copy of the Company’s 2011 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company’s directors and officers, and the charters for each of our Audit, Compensation, and Nominating and Corporate Governance Committees are accessible via our website at www.integralife.com through the “Investor Relations” link under the heading “Corporate Governance.”

The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2011 as filed with the Securities and Exchange Commission on February 27, 2012. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this Proxy Statement.

By order of the Board of Directors,

/s/ Richard D. Gorelick
Richard D. Gorelick
Senior Vice President, General Counsel,
Administration and Secretary

Plainsboro, New Jersey

April 13, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

May 17, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://investor.integralife.com/financials.cfm

Your vote is very important to us.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 00003333333333330000 6	051712

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

	1.	The Election of Directors:
			FOR	AGAINST	ABSTAIN
		Peter J. Arduini	☐	☐	☐
		Thomas J. Baltimore, Jr.	☐	☐	☐
		Keith Bradley	☐	☐	☐
		Richard E. Caruso	☐	☐	☐
		Stuart M. Essig	☐	☐	☐
		Neal Moszkowski	☐	☐	☐
		Raymond G. Murphy	☐	☐	☐
		Christian S. Schade	☐	☐	☐
		James M. Sullivan	☐	☐	☐
		Anne M. VanLent	☐	☐	☐
	2.	The Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2012; and	☐	☐	☐
	3.	A non-binding resolution to approve the compensation of our named executive officers.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

☐	¢

PROXY CARD

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

PROXY - Annual Meeting of Stockholders - Thursday, May 17, 2012

THIS PROXY IS SOLICITED ONBE HALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter J. Arduini and John B. Henneman, III as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Integra LifeSciences Holdings Corporation (the “Company”) held of record by the undersigned on March 30, 2012 at the Annual Meeting of Stockholders to be held on Thursday, May 17, 2012 or at any adjournment or post-ponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON THIS PROXY WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2 AND 3; FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1; AND IN ACCORDANCE WITH THE PROXIES’ JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on the reverse side.)

¢	14475 ¢